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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183135

        CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Convertible Unsecured Subordinated Debentures	$100,000,000	100%	$100,000,000	$13,640

Common shares, no par value, issuable upon conversion of the debentures	(2)(3)			(4)

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). Payment of the registration fee at the time of filing of the registrant's registration statement on Form S-3, filed with the Securities and Exchange Commission on August 8, 2012, was deferred pursuant to Rules 456(b) and Rule 457(r) under the Securities Act, and is paid herewith. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in such registration statement. The total registration fee due for this offering is $13,640.

(2)
Pursuant to Rule 416 under the Securities Act, the common shares being registered hereby also include an indeterminate number of additional shares resulting from stock splits, dividends or similar transactions.

(3)
Represents the number of common shares, no par value, issuable upon conversion, redemption, purchase for cancellation or maturity of the convertible unsecured subordinated debentures.

(4)
Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the common shares issuable upon conversion, redemption, purchase for cancellation or maturity of the convertible unsecured subordinated debentures because no additional consideration will be received in connection with the exercise of the conversion privilege or the issuance of common shares upon redemption, purchase for cancellation or maturity.

Prospectus Supplement
(To Prospectus dated August 8, 2012)

Atlantic Power Corporation

Cdn$100,000,000 6.00% Series D Extendible Convertible Unsecured Subordinated Debentures due 2019

          We are offering Cdn$100,000,000 aggregate principal amount of 6.00% series D extendible convertible unsecured subordinated debentures due 2019 (the "Debentures"), at a price of Cdn$1,000 per Cdn$1,000 principal amount of Debentures. The Debentures have a maturity date (the "Maturity Date") that will initially be March 31, 2013 (the "Initial Maturity Date"). If the closing of the Ridgeline Acquisition (as defined below) (the "Acquisition Closing") occurs on or before the Termination Date (as defined below), the Maturity Date will be automatically extended from the Initial Maturity Date to December 31, 2019 (the "Final Maturity Date"). If: (i) the Acquisition Closing does not occur on or before 5:00 p.m. (Toronto time) on the Initial Maturity Date; (ii) the Stock Purchase Agreement (as defined below) is terminated prior to the Initial Maturity Date; or (iii) we advise the underwriters or announce to the public that we do not intend to proceed with the Ridgeline Acquisition (the date of the occurrence of the earliest of (i), (ii) and (iii) being the "Termination Date"), the Maturity Date will remain the Initial Maturity Date. If the Debentures mature on the Initial Maturity Date, holders of the Debentures will receive, on the third business day following the Initial Maturity Date, an amount in lawful money of Canada equal to the principal amount thereof plus accrued and unpaid interest thereon. The Debentures bear interest at an annual rate of 6.00% payable semi-annually in arrears on the last day of June and December in each year (each, an "Interest Payment Date") (or the immediately following business day if any Interest Payment Date would not otherwise be a business day), commencing on June 30, 2013. Unless the Debentures mature on the Initial Maturity Date, the first interest payment will represent accrued interest for the period from the date of issue of the Debentures up to, but excluding, June 30, 2013.

          Each Debenture will be convertible into our common shares at the option of the holder at any time prior to the close of business on the earlier of the Maturity Date and the business day immediately preceding the date specified by us for redemption of the Debentures at a conversion price of Cdn$14.50 per common share, being a conversion rate of approximately 68.9655 common shares per Cdn$1,000 principal amount of Debentures, subject to adjustment in accordance with the trust indenture governing the terms of the Debentures.

          The Debentures may not be redeemed by us before December 31, 2015 (except in certain limited circumstances following a change of control, as defined below). On or after December 31, 2015 and prior to December 31, 2017, we may redeem the Debentures, in whole or in part from time to time, on not more than 60 days and not less than 30 days prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the volume weighted average price of the common shares on the Toronto Stock Exchange (the "TSX") for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given is not less than 125% of the conversion price. On or after December 31, 2017 and prior to the Final Maturity Date, we may redeem the Debentures, in whole or in part from time to time, on not more than 60 days and not less than 30 days prior notice, at a price equal to their principal amount plus accrued and unpaid interest. Further particulars concerning the attributes of the Debentures are set out under "Description of the Debentures."

          Investing in our securities involves risks. For a discussion of certain risk factors that should be considered in connection with an investment in the Debentures and the common shares issuable upon conversion of the Debentures, see "Risk Factors" beginning on page S-8 of this prospectus supplement and in Item 1A. of Part II of our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2012, June 30, 2012 and March 31, 2012 and in Part I of our Annual Report on Form 10-K for the year ended December 31, 2011.

          Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts or Commissions	Net Proceeds
Per Debenture	Cdn$1,000	Cdn$40	Cdn$960
Total Offering	Cdn$100,000,000	Cdn$4,000,000	Cdn$96,000,000

          If all the Debentures are not sold at the public offering price, the underwriters may change the offering price and may offer Debentures from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

          Our outstanding common shares are listed on the TSX under the symbol "ATP" and on the New York Stock Exchange (the "NYSE") under the symbol "AT". The last reported sale price of our common shares on November 30, 2012 on the TSX and the NYSE was Cdn$11.67 and US$11.80 per common share, respectively. We have applied to list the common shares issuable upon conversion of the Debentures on the TSX and the NYSE under the same symbols. The Debentures constitute a new issue of our securities for which there is currently no public market. We have also applied to list the Debentures on the TSX. Listing will be subject to our fulfilling all of the listing requirements of the TSX and the NYSE.

          Book-entry only certificates representing the Debentures will be issued in registered form in the name of CDS Clearing and Depository Services Inc. ("CDS") or its nominee and will be deposited with CDS on the date of issue of the Debentures, which is expected to occur on or about December 11, 2012 or such later date as we and the underwriters may agree, but in any event no later than December 23, 2012.

Book-Running Managers
TD Securities	BMO Capital Markets
Co-Managers
CIBC	RBC Capital Markets
NBF Securities (USA) Corp.	Scotiabank
Desjardins Securities Inc.	Macquarie Capital Markets Canada Ltd.

          The date of this prospectus supplement is December 3, 2012.

Prospectus Supplement

S-I

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Debentures and the common shares issuable upon conversion of the Debentures and also adds to and updates certain information contained in the accompanying prospectus and the documents incorporated by reference therein or herein. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of Debentures. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement.

        We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We and our underwriters have not authorized anyone to provide any information other than the information contained in such prospectus supplement, accompanying prospectus or any related free writing prospectus or, for purchases in Canada, the Canadian prospectus related to this offering, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

        As used in this prospectus supplement, the terms "Atlantic Power," the "Company," "we," "our" and "us" refer to Atlantic Power Corporation, together with those entities owned or controlled by Atlantic Power Corporation, unless the context indicates otherwise. The phrase "common shares issuable upon conversion" includes common shares issuable upon conversion, redemption, purchase for cancellation or maturity, unless such phrase is used in connection with a discussion of listing common shares on the TSX or the context indicates otherwise. Defined terms used in this prospectus supplement that are not defined herein have the meanings ascribed thereto in the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov and on our website at http://www.atlanticpower.com. Additionally, we make available on our website our Canadian securities filings. We have included the SEC's web address and our web address as inactive textual references only. Our website is not incorporated into, and does not constitute a part of, this prospectus supplement or the accompanying prospectus or any other report or documents we file with or furnish to the SEC.

S-II

 INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. Atlantic Power's SEC file number is 001-34691. We are incorporating by reference the documents listed below, which were previously filed by us with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, as amended on April 2, 2012;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 7, 2012;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on August 8, 2012;

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the SEC on November 5, 2012;

  •
  our annual Proxy Statement on Schedule 14A relating to our annual meeting of shareholders, filed with the SEC on April 30, 2012;

  •
  our Current Reports on Form 8-K filed with the SEC on February 3, 2012, March 2, 2012, April 5, 2012, June 25, 2012 (of which there are two), July 6, 2012, July 16, 2012, August 8, 2012, August 20, 2012, November 16, 2012, November 21, 2012, and November 30, 2012 (of which there are two) except, in any such cases, the portions furnished and not filed pursuant to Item 7.01 or otherwise;

  •
  the audited consolidated financial statements of Capital Power Income L.P. and its subsidiaries as of December 31, 2010 and 2009 and for each of the three years ended December 31, 2010, 2009 and 2008, and the notes related thereto, filed as Exhibit 99.1 to our Current Report on Form 8-K/A, filed with the SEC on December 20, 2011;

  •
  the unaudited condensed interim consolidated financial statements of Capital Power Income L.P. and its subsidiaries as of and for the three and nine months ended September 30, 2011 and 2010 and the notes related thereto, filed as Exhibit 99.2 to our Current Report on Form 8-K/A, filed with the SEC on December 20, 2011;

  •
  the unaudited pro forma condensed combined consolidated statement of operations of the Company and Atlantic Power Limited Partnership for the year ended December 31, 2011 and the notes related thereto, filed as Exhibit 99.3 to our Current Report on Form 8-K/A, filed with the SEC on December 20, 2011;

  •
  the description of the Company's common shares contained in the Company's Registration Statement on Form 10, filed with the SEC on July 21, 2010; and

  •
  all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus supplement and prior to the termination of this offering, except as to any portion of any future report or document that is not deemed filed under such provisions.

        Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or supersedes such

S-III

statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        You may obtain copies of any of these filings through the SEC or through the SEC's internet website as described above. You may also request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement, at no cost by writing or telephoning us at the following: Atlantic Power Corporation, One Federal Street, Floor 30, Boston, Massachusetts 02110. Our telephone number is (617) 977-2400.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies, synergies, revenue enhancements, competitive positions, plans and objectives of management and potential growth opportunities of the Company, and with respect to the markets for the Company's securities and other matters. Statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein that are not historical facts are hereby identified as forward-looking statements for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act and forward-looking information within the meaning defined under applicable Canadian securities legislation (collectively, "forward-looking statements").

        Forward-looking statements can generally be identified by the use of words such as "should," "intend," "may," "expect," "believe," "anticipate," "estimate," "continue," "plan," "project," "will," "could," "would," "target," "potential" and other similar expressions. Examples of such statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein include, but are not limited to, statements with respect to the following:

  •
  the amount of distributions expected to be received from our projects;

  •
  our ability to generate sufficient amounts of cash and cash equivalents to maintain our operations and meet obligations as they become due;

  •
  our expectations regarding the Ridgeline Acquisition (as defined below) and its impact on us;

  •
  expectations regarding completion of construction of certain projects;

  •
  expectations regarding power purchase agreement recontracting; and

  •
  the impact of legislative, regulatory, competitive and technological changes.

        In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things:

  •
  general economic conditions, including exchange rate fluctuations;

  •
  reductions in revenue, which could be substantial, upon expiration or termination of power purchase agreements;

S-IV

  •
  the dependence of our projects on their electricity, thermal energy and transmission services customers;

  •
  exposure of certain of our projects to fluctuations in the price of electricity or natural gas;

  •
  projects not operating according to plan;

  •
  the dependence of our projects on third-party suppliers;

  •
  the dependence of our windpower projects on suitable wind and associated conditions;

  •
  the adequacy of our insurance coverage;

  •
  the impact of significant environmental and other regulations on our projects;

  •
  increased competition, including for acquisitions;

  •
  our limited control over the operation of certain minority owned projects;

  •
  construction risks and availability of financing to complete the construction of our projects;

  •
  labor disruptions; and

  •
  the closing of (or failure to close) the Ridgeline Acquisition and our expectations about developments, expenditures and cash flows from that acquisition.

        You are cautioned that any forward-looking statement speaks only as of the date of this document. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

CURRENCY AND EXCHANGE RATE INFORMATION

        In this prospectus supplement, references to "Cdn$" and "Canadian dollars" are to the lawful currency of Canada and references to "US$" and "U.S. dollars" are to the lawful currency of the United States. All dollar amounts herein are in Canadian dollars, unless otherwise stated.

        The business of many of our power projects is conducted in markets in the United States and their revenues and expenses are denominated, earned and incurred primarily in U.S. dollars. The reporting currency used in our financial statements is U.S. dollars. The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar, expressed in Canadian dollars, the average of such exchange rates on the last day of each month during such period and the exchange rate at the end of such period, based on the noon buying rate in Canadian dollars as quoted by the Bank of Canada. On November 30, 2012, the noon buying rate was US$1.00 = Cdn$0.9932.

	Three Months Ended September 30				Nine Months Ended September 30				Twelve Months Ended December 31
	2012		2011		2012		2011		2011		2010		2009
High	Cdn$	1.0214	Cdn$	1.0389	Cdn$	1.0418	Cdn$	1.0389	Cdn$	1.0604	Cdn$	1.0778	Cdn$	1.3000
Low	Cdn$	0.9710	Cdn$	0.9449	Cdn$	0.9710	Cdn$	0.9449	Cdn$	0.9449	Cdn$	0.9946	Cdn$	1.0292
Average	Cdn$	0.9953	Cdn$	0.9807	Cdn$	1.0023	Cdn$	0.9781	Cdn$	0.9891	Cdn$	1.0299	Cdn$	1.1420
Period End	Cdn$	0.9837	Cdn$	1.0389	Cdn$	0.9837	Cdn$	1.0389	Cdn$	1.0170	Cdn$	0.9946	Cdn$	1.0466

Source: Bank of Canada

S-V

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are a corporation organized under the laws of British Columbia, Canada. Some of our directors and officers and certain other persons named in this prospectus supplement do not reside in the United States, and all or a significant portion of their assets are not located in the United States. As a result, you may not be able to effect service of process within the United States upon these persons or enforce against them any judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Also, a significant percentage of the Company's assets are not located in the United States. There is doubt as to the enforceability in other jurisdictions, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

S-VI

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in "Risk Factors" in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein.

Our Company

        Atlantic Power Corporation owns and operates a diverse fleet of power generation and infrastructure assets in the United States and Canada. Our power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements ("PPAs"), which seek to minimize exposure to changes in commodity prices. Our power generation projects have an aggregate gross electric generation capacity of approximately 3,351 megawatts (or "MW") in which our aggregate ownership interest is approximately 2,117 MW. Our current portfolio consists of interests in 30 operational power generation projects across 11 states in the United States and two provinces in Canada and a 500-kilovolt 84-mile electric transmission line located in California, which we recently classified as a business held for sale based on our plan to sell the project within the next twelve months. In addition, we have one 53 MW biomass project under construction in Georgia and one approximately 300 MW wind project under construction in Oklahoma. We also own a majority interest in Rollcast Energy Inc., a biomass power plant developer in North Carolina. Twenty-three of our projects are wholly-owned subsidiaries.

        We sell the capacity and energy from our power generation projects under PPAs with a number of utilities and other parties. Under the PPAs, which have expiration dates ranging from 2012 to 2037, we receive payments for electric energy delivered to our customers (known as energy payments), in addition to payments for electric generating capacity (known as capacity payments). We also sell steam from a number of our projects to industrial purchasers under steam sales agreements. The transmission system rights associated with our power transmission project entitle us to payments indirectly from the utilities that make use of the transmission line.

        Our registered office is located at 355 Burrard Street, Suite 1900, Vancouver, British Columbia, Canada V6C 2G8, and our headquarters is located at One Federal Street, Floor 30, Boston, Massachusetts 02110, United States. Our telephone number in Boston is (617) 977-2400 and the address of our website is www.atlanticpower.com. Other than specific documents incorporated by reference, information on our web site is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings and does not form a part of this prospectus supplement or the accompanying prospectus. We have included our website address only as an inactive textual reference and we do not intend it to be an active link to our website.

Recent Developments

Ridgeline Acquisition

        On November 16, 2012, we announced that Atlantic Ridgeline Holdings, LLC, a Delaware limited liability company and our wholly-owned subsidiary, entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Eolfi S.A. ("Eolfi") and Veolia Environnement S.A. ("Veolia" and, together with Eolfi, the "Sellers") pursuant to which we will acquire all of the outstanding shares of capital stock of Ridgeline Energy Holdings, Inc. ("Ridgeline") (the "Ridgeline Acquisition"). Ridgeline is presently a wholly-owned subsidiary of Eolfi, a European renewable power development company majority owned by Veolia. The total cost of the Ridgeline Acquisition is approximately US$88 million, subject to working capital adjustments and certain other possible adjustments.

        Ridgeline was founded in 2002 with an initial focus on utility scale wind power development in the Pacific Northwest. Ridgeline developed Idaho's first utility scale wind project (the 65 MW Wolverine Creek project), which was subsequently sold in 2005. Ridgeline has successfully developed three additional wind projects in Idaho totalling 325 MW (the Rockland Wind project, the Goshen North project and the Meadow Creek project), all of which have entered into power purchase agreements ("PPAs") of at least 20 years in length with investment grade off-takers. Although we can provide no assurance as to our ability to successfully develop these projects, the Ridgeline Acquisition also provides a wind and solar development portfolio of over 20 potential projects in the United States and Puerto Rico totalling approximately 1,000 MW.

        Ridgeline's planned development expenditures in 2013 are focused on near-term opportunities where PPAs can be obtained quickly, including solar sites where investment tax credits remain available, and construction could be completed as early as the first quarter of 2014. Wind development viability will depend on continued support from renewable portfolio standards in more than 30 states and a possible extension of production tax credits. While the amount of development expenditures could vary significantly depending on ongoing progress with the pipeline projects, our current estimate is that the net impact of those investments along with cash flow from the operating projects will be approximately neutral in 2013 to 2015, and significantly accretive thereafter. In addition to proprietary access to Ridgeline's development portfolio of potential projects, the Ridgeline Acquisition is expected to increase our ownership interest in the 80 MW Rockland Wind project to a 50% managing member interest from 30%, and add a 12.5% interest in Ridgeline's 125 MW Goshen North project. Under the terms of the Stock Purchase Agreement, we will also acquire 100% of Meadow Creek, a 120 MW wind project currently under construction in Idaho with a commercial operation date expected in December 2012. We will integrate Ridgeline's team of over 30 employees which we believe possess a broad set of competencies essential for the successful identification, development (including permitting), construction and operation of large-scale renewable power projects. Ridgeline has its headquarters in Seattle, Washington.

        In connection with the Ridgeline Acquisition, we will guarantee the project lenders, on a joint and several basis with Veolia, certain recapture obligations related to the Department of Treasury Section 1603 program's cash grants ("Section 1603 grants") for the Rockland Wind, Goshen North and Meadow Creek projects. Under the terms of the guarantees, we, along with Veolia on a joint and several basis, would make whole the project lenders in the event that the proceeds from the Section 1603 grants are recaptured by the Department of Treasury. As a recapture event would most likely only occur in the event that the projects are sold to entities ineligible for the grant benefits, we believe the occurrence of a recapture event is remote.

        The Stock Purchase Agreement contains customary representations, warranties and covenants. The transaction is subject to the receipt of all necessary regulatory approvals (including from the Federal Energy Regulatory Commission ("FERC")), but is not subject to shareholder approvals. In addition to customary closing conditions, the closing of the transaction is subject to us obtaining from our lenders, debt holders or investors funds in an amount sufficient to discharge all of our financial obligations under the Stock Purchase Agreement, including payment of the total consideration. If we are unable to obtain such financing by December 19, 2012, we will be required to pay to the Sellers a US$3,000,000 termination fee. We also have the right to refuse to close the transaction if certain commercial operating milestones with respect to the Meadow Creek project have not been satisfied. Although the parties are working towards a closing of the transaction by December 31, 2012, the failure to receive approval from FERC by such date or the failure to satisfy certain other closing conditions may delay the closing date into 2013, if the transaction closes at all.

Piedmont Project

        As of November 15, 2012, approximately $198 million of total anticipated project costs of $207 million has been spent on the construction of our Piedmont Project. Having reached full output previously, during the recent period of performing final reliability and performance tests prior to achieving commercial operations, the engineering, procurement and construction ("EPC") contractor identified issues with the steam turbine. The EPC contractor and the steam turbine supplier are working to determine the cause of the issues and the recommended repairs. Depending on the final results of this analysis, commercial operations may be delayed for 60-90 days beyond the original anticipated completion date. We believe the project has adequate remedies under the EPC contract, warranty, reserves and insurance to address any repairs and resulting delays in commercial operations. Nonetheless, as a result of this delay and other factors, we do anticipate a reduction in distributions from the project in 2013.

Lake Project Litigation

        As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011, our Lake Project was involved in a dispute with Progress Energy Florida ("PEF") over off-peak energy sales in 2010. All amounts billed for off-peak energy during 2010 by the Lake Project have been paid in full by PEF. The Lake Project filed a claim against PEF in which we sought to confirm our contractual right to sell off-peak energy at the contractual price for such sales. PEF filed a counter-claim against the Lake Project, seeking, among other things, the return of amounts paid for off-peak power sales during 2010 and a declaratory order clarifying Lake's rights and obligations under the PPA. The Lake Project had stopped dispatching during off-peak periods pending the outcome of the dispute.

        On November 27, 2012, the Lake Project executed a settlement agreement with PEF that resolved the outstanding dispute and dismissed the lawsuit. The principal terms of the settlement included an agreement by PEF to (i) pay $5.0 million on or before December 31, 2012 and (ii) accept delivery and pay for off-peak energy at the firm energy rate as specified under the PPA.

The Offering

        The summary below describes the principal terms of the Debentures. Certain of the terms described below are subject to important limitations and exceptions. The "Description of the Debentures" and "Description of Common Shares" sections of this prospectus supplement and the "Description of Debt Securities" and "Description of Common Shares" sections of the accompanying prospectus contain additional information about the Debentures and the common shares issuable upon conversion of the Debentures. In this description, the terms "Atlantic Power," the "Company," "we," "our" and "us" refer only to Atlantic Power Corporation and not to any of its subsidiaries.

Issuer	Atlantic Power Corporation, a British Columbia corporation.
Debentures Offered	Cdn$100,000,000 6.00% Series D Extendible Convertible Unsecured Subordinated Debentures due 2019.
Maturity

The Debentures have a maturity date (the "Maturity Date") that will initially be March 31, 2013 (the "Initial Maturity Date"). If the Acquisition Closing occurs on or before the Termination Date (as defined below), the Maturity Date will be automatically extended from the Initial Maturity Date to December 31, 2019 (the "Final Maturity Date"). If: (i) the Acquisition Closing does not occur on or before 5:00 p.m. (Toronto time) on the Initial Maturity Date; (ii) the Stock Purchase Agreement is terminated prior to the Initial Maturity Date; or (iii) we advise the underwriters or announce to the public that we do not intend to proceed with the Ridgeline Acquisition (the date of the occurrence of the earliest of (i), (ii) and (iii) being the "Termination Date"), the Maturity Date will remain the Initial Maturity Date. If the Debentures mature on the Initial Maturity Date, holders of the Debentures will receive, on the third business day following the Initial Maturity Date, an amount in lawful money of Canada equal to the principal amount thereof plus accrued and unpaid interest thereon.

Interest Rate	6.00% per annum.
Payment Dates

Interest will be payable semi-annually in arrears on the last day of June and December in each year (or the immediately following business day if any interest payment date would not otherwise be a business day) commencing on June 30, 2013 computed on the basis of a 360-day year composed of twelve 30-day months. Unless the Debentures mature on the Initial Maturity Date, the first interest payment will represent accrued interest for the period from the closing date of the Debentures offering up to, but excluding June 30, 2013. See "Description of the Debentures—General."

Conversion Privilege

Each Debenture will be convertible into our common shares at the option of the holder at any time prior to the close of business on the earlier of the Maturity Date and the business day immediately preceding the date specified by the Company for redemption of the Debentures, at a conversion price of Cdn$14.50 per common share, being a ratio of approximately 68.9655 common shares per Cdn$1,000 principal amount of Debentures, subject to adjustment in accordance with the trust indenture governing the terms of the Debentures. Holders converting their Debentures will receive accrued and unpaid interest thereon to but excluding the date of conversion.

If a holder elects to convert its Debentures in connection with a change of control that occurs prior to December 31, 2017, the holder will be entitled to receive additional common shares as a make whole premium on conversion in certain circumstances. See "Description of the Debentures—Conversion Privilege" and "Description of the Debentures—Cash Change of Control."

Redemption

The Debentures may not be redeemed by the Company before December 31, 2015 (except in certain limited circumstances following a change of control (as defined herein)). On or after December 31, 2015 and prior to December 31, 2017, the Debentures may be redeemed by the Company, in whole or in part from time to time, on not more than 60 days and not less than 30 days prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the volume weighted average price of our common shares on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given is not less than 125% of the conversion price.

On or after December 31, 2017 and prior to the Final Maturity Date, the Debentures may be redeemed in whole or in part at the option of the Company on not more than 60 days and not less than 30 days prior notice at a price equal to their principal amount plus accrued and unpaid interest. See "Description of the Debentures—Redemption and Purchase."

Optional Payment at Maturity or Upon Redemption

On redemption or on maturity, provided that no event of default (as defined herein) shall have occurred and be continuing, the Company may, at its option, on not more than 60 days and not less than 40 days prior notice and subject to applicable regulatory approval, elect to satisfy its obligation to repay the principal amount of the Debentures in whole or in part, by issuing and delivering that number of common shares obtained by dividing the principal amount of the outstanding Debentures which are to be redeemed or have matured (but not on the Initial Maturity Date) by 95% of the volume weighted average price of the common shares on the TSX for the 20 consecutive trading days ending five trading days preceding the date fixed for redemption or maturity, as the case may be. See "Description of the Debentures—Payment Upon Redemption or Maturity."

Change of Control

Upon the occurrence of certain change of control events involving the Company, each holder of Debentures may require the Company to purchase, on a date which is within 30 days following the giving of notice of the change of control, the Debentures at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon. If 90% or more of the principal amount of the Debentures outstanding on the date of the notice of change of control have been tendered, the Company will have the right to redeem all the remaining Debentures at the offer price. See "Description of the Debentures—Repurchase Upon a Change of Control."

Subject to applicable regulatory approval, in the event of a change of control where 10% or more of the consideration for our common shares in the transaction or transactions constituting a change of control consists of cash, equity securities that are not traded or intended to be traded immediately following such transactions on a stock exchange, or other property that is not traded or intended to be traded immediately following such transactions on a stock exchange, holders of the Debentures may elect to convert their Debentures and receive, in addition to the number of common shares they otherwise would have been entitled to under "Conversion Privilege," an additional number of common shares as outlined in the table set forth under "Description of the Debentures—Cash Change of Control."

Ranking

The Debentures will rank subordinate in right of payment of principal and interest to all existing and future senior secured and senior unsecured indebtedness of the Company including all trade creditors, and will rank pari passu to any existing and future subordinated unsecured indebtedness. See "Description of the Debentures—Subordination." As of September 30, 2012, we had US$750.6 million of debt outstanding that ranks senior to the Debentures, US$280.5 million of debt outstanding that ranks pari passu with the Debentures, and we expect to incur additional debt in the future. The amount of debt outstanding that ranks senior to the Debentures at September 30, 2012 is comprised of US$20.0 million outstanding under our revolving credit facility, US$45.6 million of outstanding convertible subordinated secured debentures, US$225.0 million of outstanding senior guaranteed notes and US$460.0 million of outstanding senior notes. In addition, as of September 30, 2012, our subsidiaries had US$100.7 million of liabilities, all of which would rank structurally senior to the Debentures. The amount of debt outstanding that ranks pari passu with the Debentures at September 30, 2012 is comprised of US$280.5 million of outstanding convertible subordinated unsecured debentures.

Risk Factors

You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should evaluate the specific factors set forth under the heading "Risk Factors" beginning on page S-8 of this prospectus supplement and in Item 1A. of Part II of our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2012, June 30, 2012 and March 31, 2012 and in Part I of our Annual Report on Form 10-K for the year ended December 31, 2011, as well as the other information contained or incorporated herein by reference, before investing in the Debentures offered hereby.

Canadian and United States Federal Income Tax Considerations

You should consult your tax advisor with respect to the Canadian and U.S. federal income tax consequences of owning the Debentures and the common shares into which the Debentures may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, provincial, foreign or other taxing jurisdiction. See "Certain Canadian Federal Income Tax Considerations" and "Certain Material United States Federal Income Tax Considerations."

Use of Proceeds

We expect to receive net proceeds of approximately Cdn$95.5 million from the offering of Debentures (after deducting underwriting discounts and commissions and our estimated expenses). We intend to use the net proceeds from this offering to fund the acquisition of all of the outstanding shares of capital stock of Ridgeline and to fund certain working capital commitments and acquisition expenses related to Ridgeline (as more fully described above under "Recent Developments"). See "Use of Proceeds."

Listing

Our outstanding common shares are listed on the TSX under the symbol "ATP" and on the NYSE under the symbol "AT". We have applied to list the common shares issuable upon conversion of the Debentures on the TSX and the NYSE under the same symbols. The Debentures constitute a new issue of our securities for which there is currently no public market. We have also applied to list the Debentures on the TSX. These listings will be subject to the Company fulfilling all of the listing requirements of the TSX and the NYSE.

RISK FACTORS

        An investment in the Debentures and the common shares issuable upon the conversion of the Debentures is subject to certain risks, and should only be made by persons who can afford the total loss of their investment. In addition to information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, prospective investors should carefully consider uncertainties and additional information set forth in Item 1A. of Part II of our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2012, June 30, 2012 and March 31, 2012 and in Part I of our Annual Report on Form 10-K for the year ended December 31, 2011, and the risk factors listed below. Such risk factors could have a materially adverse effect on the Company's future results of operations, business prospects or financial condition, and could cause actual events to differ materially from those described in the forward-looking information. Additional risks and uncertainties not presently known to the Company, or which the Company currently deems to be immaterial, may also have an adverse effect upon the Company. The risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein are not necessarily presented in order of importance or probability of occurrence and they do not necessarily describe all of the Company's risks and uncertainties. In this description, the terms "Atlantic Power," the "Company," "we," "our" and "us" refer only to Atlantic Power Corporation and not to any of its subsidiaries.

Risks Relating to the Offering

We may not be able to complete the Ridgeline Acquisition.

        The Acquisition Closing is subject to the satisfaction of a number of closing conditions, which in management's view should not cause undue delay in the Acquisition Closing; however, there is no assurance that the Ridgeline Acquisition will be completed or, if completed, will be on terms that are exactly the same as disclosed in this prospectus supplement or in any documents incorporated by reference. If the Ridgeline Acquisition does not take place as contemplated, we will not realize the anticipated benefits described in this prospectus supplement and could suffer adverse consequences, including loss of investor confidence.

        In addition to customary closing conditions, the Ridgeline Acquisition is subject to us obtaining from our lenders, debt holders or investors funds in an amount sufficient to discharge all of our financial obligations under the Stock Purchase Agreement, including payment of the total consideration. If we are unable to obtain such financing by December 19, 2012, the Stock Purchase Agreement will be terminated and we will be required to pay to the Sellers a US$3,000,000 termination fee. We also have the right to refuse to close the Ridgeline Acquisition if certain commercial operating milestones with respect to the Meadow Creek project have not been satisfied. Although the parties are working towards a closing of the transaction by December 31, 2012, the failure to receive approval from FERC by such date or the failure to satisfy certain other closing conditions may delay the closing date into 2013, if the transaction closes at all.

        If: (i) the Acquisition Closing does not occur on or before 5:00 p.m. (Toronto time) on the Initial Maturity Date; (ii) the Stock Purchase Agreement is terminated prior to the Initial Maturity Date; or (iii) we advise the underwriters or announce to the public that we do not intend to proceed with the Ridgeline Acquisition, the Maturity Date will be the Initial Maturity Date. Accordingly, holders of Debentures would receive, on the third business day following the Initial Maturity Date, an amount in lawful money of Canada equal to the principal amount thereof plus accrued and unpaid interest thereon. As a result, holders would not be entitled to participate in any growth in the trading price of the common shares that would have been issuable upon conversion of the Debentures.

We may not be able to realize expected returns on the Ridgeline Acquisition.

        Acquisitions involve risks, including the failure of the Ridgeline Acquisition to realize the results we expect. If the Ridgeline Acquisition fails to realize our expected results, it could materially and adversely affect our business plan and could have a material adverse effect on our future results of operations, business prospects or financial condition.

Risks Relating to the Debentures

There is currently no trading market for the Debentures and the trading price of the Debentures may be volatile.

        The Debentures constitute a new issue of securities of the Company for which there is currently no public market. Even if the Debentures are listed on the TSX, the Debentures may trade at a discount from their offering price depending on prevailing interest rates, the market for similar securities, our performance and other factors. Volatility in the market price and trading volume of our common shares could adversely impact the trading price of the Debentures, in addition to many of the other risk factors set forth below in "Risks Relating to our Common Shares." Additionally, although we do not intend to seek a rating on the Debentures, if a rating service were to rate the Debentures and if such rating service were to lower its rating on the Debentures below the rating initially assigned to the Debentures or otherwise announce its intention to put the Debentures on credit watch, the trading price of the Debentures could decline. No assurance can be given as to whether an active trading market will develop or be maintained for the Debentures. To the extent that an active trading market for the Debentures does not develop, the liquidity and trading prices for the Debentures may be adversely affected.

We may be unable to repay or refinance the Debentures.

        If the Maturity Date is extended to the Final Maturity Date, the Debentures will mature on December 31, 2019. There is no guarantee that we will be able to repay the outstanding principal amount upon maturity of the Debentures. We may not have generated enough cash from operations to meet this obligation. In addition, we may not be able to refinance the principal amount of the Debentures in order to repay the principal outstanding. The Debentures will not be guaranteed by any of our subsidiaries, and any restrictions on the distribution of cash at the project level, such as due to restrictive covenants in project-level financing agreements, could materially limit our ability to pay principal and interest on the Debentures when due. Additionally, we may, at our option, subject to any required regulatory approvals, unless an event of default has occurred and is continuing, elect to satisfy our obligation to repay, in whole or in part, the principal amount of the Debentures which are to be redeemed or which have matured by issuing and delivering freely tradeable common shares to the holders of the Debentures.

        In addition, we may need or desire to refinance all or a portion of the Debentures or any other future indebtedness that we incur on or before the maturity of the Debentures. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

The Indenture and Fifth Supplement will not have any covenant restriction protections.

        The trust indenture and the fifth supplement to the trust indenture governing the Debentures do not restrict us or any of our subsidiaries from incurring additional indebtedness for borrowed money or otherwise from mortgaging, pledging or charging our real or personal property or properties to secure any indebtedness or other financing. The trust indenture and the fifth supplement do not contain any provisions specifically intended to protect holders of the Debentures in the event of a future leveraged transaction involving us or any of our subsidiaries.

We are obligated to repurchase the Debentures on a change of control.

        Holders of Debentures have the right to require us to purchase all outstanding Debentures upon the occurrence of a change of control. However, it is possible that following a change of control, we will not have sufficient funds at that time to make the required purchase of outstanding Debentures or that restrictions contained in other indebtedness will restrict those purchases. See "Description of the Debentures—Repurchase upon a Change of Control."

        The change of control provisions in the trust indenture and the fifth supplement to the trust indenture may not protect you in the event that we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control as defined in such documents. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required to trigger our obligation to repurchase the Debentures. If an event occurs that does not constitute a change of control, we will not be required to make an offer to repurchase the Debentures and you may be required to continue to hold your Debentures despite the event. In addition, the change of control provisions in the Debentures may also delay or prevent an otherwise beneficial takeover of us due to such takeover triggering the related purchase requirement.

The Debentures may be redeemed prior to maturity.

        The Debentures may be redeemed, at our option, subject to certain conditions, on or after December 31, 2015 and prior to their maturity date in whole or in part, at a redemption price equal to the principal amount thereof, together with any accrued and unpaid interest, as described under "Description of the Debentures—Redemption and Purchase." Upon redemption, we may elect to pay the redemption price to holders in the lawful money of Canada or, subject to certain conditions, by issuing common shares. Holders of Debentures should assume that this redemption option will be exercised if we are able to refinance at a lower interest rate or it is otherwise in our interest to redeem the Debentures.

The Debentures may become convertible into other securities, cash or property following certain transactions.

        In the event of certain transactions, pursuant to the terms of the trust indenture and the fifth supplement to the trust indenture, each Debenture will become convertible into securities, cash or property receivable by a holder of common shares in such transactions. This change could substantially reduce or eliminate any potential future value of the conversion privilege associated with the Debentures. For example, if we were acquired in a cash merger, each Debenture would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors. See "Description of the Debentures—Conversion Privilege."

If you hold Debentures, you will not be entitled to any rights with respect to our common shares, but you will be subject to all changes made with respect to our common shares.

        If you hold Debentures, you will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares, other than extraordinary dividends that our board of directors designates as payable to the holders of the Debentures), but if you subsequently convert your Debentures into common shares, you will be subject to all changes affecting the common shares. You will have rights with respect to our common shares only if and when we deliver common shares to you upon conversion of your Debentures and, to a limited extent, under the conversion rate adjustments applicable to the Debentures or in the event we elect, subject to certain conditions, to satisfy our obligation to repay, in whole or in part, the principal amount of the Debentures which are to be redeemed or which have matured by issuing and delivering freely tradeable common shares to the holders of the Debentures. For example, in the event that an amendment is proposed to our constating documents requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of common shares to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common shares that result from such amendment.

The Debentures will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

        Unless and until certificated Debentures are issued in exchange for book-entry interests in the Debentures, owners of the book-entry interests will not be considered owners or holders of Debentures. Instead, the depository or its nominee will be the sole holder of the Debentures. Payments of principal, interest and other amounts owing on or in respect of the Debentures in global form will be made to the paying agent, which will make payments to CDS. Thereafter, such payments will be credited to CDS participants' accounts that hold book-entry interests in the Debentures in global form and credited by such participants to indirect participants. Unlike holders of the Debentures themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the Debentures.

        Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from CDS or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

There is a credit risk associated with payment of the principal and interest on the Debentures.

        The likelihood that purchasers of the Debentures will receive payments owing to them under the terms of the Debentures will depend on our financial health and creditworthiness. Our ability to make scheduled principal and interest payments on the Debentures is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt. If we are unable to generate sufficient cash flow, or we are unable to successfully pursue alternatives such as selling assets, restructuring our outstanding debt or obtaining additional equity capital, we could default on our debt obligations.

The rights and privileges of the Debenture holders are subordinate to our senior indebtedness.

        The Debentures are our unsecured obligations and are subordinate in right of payment to all of our existing and future senior indebtedness. As of September 30, 2012, we had US$750.6 million of debt outstanding that ranks senior to the Debentures, comprised of US$20.0 million outstanding under our revolving credit facility, US$45.6 million of outstanding convertible subordinated secured debentures issued on October 11, 2006, US$225.0 million of Atlantic Power (US) GP outstanding senior guaranteed notes issued on August 15, 2007 and US$460.0 million of outstanding senior notes issued on November 4, 2011. In addition, as of September 30, 2012, our subsidiaries had US$100.7 million of liabilities, all of which would rank structurally senior to the Debentures. The trust indenture and the fifth supplement governing the Debentures do not prohibit us from incurring additional senior debt or secured debt, nor do they prohibit any of our subsidiaries from incurring additional liabilities. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, the assets that serve as collateral for any senior indebtedness would be made available to satisfy the obligations of the creditors of such senior indebtedness before being available to pay our obligations to Debenture holders. Accordingly, all or a substantial portion of our assets could be unavailable to satisfy the claims of the Debenture holders.

Withholding tax

        Effective January 1, 2008, the Income Tax Act (Canada) and the regulations thereunder (in each case in effect on the date hereof) (the "Tax Act") was amended to generally eliminate withholding tax on interest paid or credited to non-residents of Canada with whom the payor deals at arm's length. However, Canadian withholding tax continues to apply to payments of "participating debt interest." For purposes of the Tax Act, participating debt interest is generally interest that is paid on an obligation where all or any portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any similar criterion.

        Under the Tax Act, when a debenture or other debt obligation issued by a person resident in Canada is assigned or otherwise transferred by a non-resident person to a person resident in Canada (which would include a conversion of the obligation or payment on maturity), the amount, if any, by which the price for which the obligation was assigned or transferred exceeds the price for which the obligation was issued is deemed to be a payment of interest on that obligation made by the person resident in Canada to the non-resident (an "excess"). The deeming rule does not apply in respect of certain "excluded obligations," although it is not clear whether a particular convertible debenture would qualify as an "excluded obligation." If a convertible debenture is not an "excluded obligation," issues that arise are whether any excess would be considered to exist, whether any such excess which is deemed to be interest is "participating debt interest," and if the excess is participating debt interest, whether that results in all interest on the obligation being considered to be participating debt interest.

        The Canada Revenue Agency (the "CRA") has stated that no excess, and therefore no participating debt interest, generally would arise on the conversion of a "traditional convertible debenture" and therefore, there would be no withholding tax in such circumstances (provided that the payor and payee deal at arm's length for purposes of the Tax Act). The CRA has published guidance on what it believes to be a "traditional convertible debenture" for these purposes. The Debentures generally meet the criteria set forth in CRA's published guidance; however, the trust indenture also contains additional terms which are not contemplated in the CRA's published guidance. Accordingly, the application of the CRA's published guidance is uncertain and there is a risk that amounts paid or payable by the Company to a holder of Debentures that is not resident in Canada on account of interest or any "excess" amount may be subject to Canadian withholding tax at 25% (subject to any reduction in accordance with the provisions of an applicable tax treaty).

        The trust indenture and fifth supplement to the trust indenture governing the Debentures do not contain a requirement for us to increase the amount of interest or other payments to holders of Debentures should we be required to withhold amounts in respect of income or similar taxes on payments of interest or other amounts.

Risks Relating to the Debentures and Our Common Shares

Market conditions and other factors may affect the value of the common shares issuable upon conversion of the Debentures.

        The trading price of our common shares will depend on many factors, which may change from time to time, including:

  •
  conditions in the power generation markets and the energy markets generally;

  •
  interest rates;

  •
  the market for similar securities;

  •
  government action or regulation;

  •
  general economic conditions or conditions in the financial markets;

  •
  our past and future dividend practice; and

  •
  our financial condition, performance, creditworthiness and prospects.

        Accordingly, the common shares that a Debenture holder receives upon conversion of the Debentures may trade at a price lower than the conversion price.

The market price and trading volume of the common shares issuable upon conversion of the Debentures may be volatile.

        The market price of our common shares may be volatile, particularly given the current economic environment. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your shares at or above the price at the time of conversion. The market price of our common shares may fluctuate or decline significantly in the future.

        Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

  •
  quarterly variations in our operating results or the quality of our assets;

  •
  changes in applicable regulations or government action;

  •
  operating results that vary from the expectations of management, securities analysts and investors;

  •
  changes in expectations as to our future financial performance;

  •
  announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors, including announcements about our ability to recontract under our power purchase agreements;

  •
  changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other companies in our industry;

  •
  the operating and securities price performance of other companies that investors believe are comparable to us;

  •
  changes in general market conditions, such as interest or foreign exchange rates, stock or commodity valuations, or volatility; and

  •
  actions by our current shareholders, including sales of our common shares by existing shareholders and/or directors and executive officers.

        Stock markets in general have experienced significant volatility over the past two years, and continue to experience significant price and volume volatility. As a result, the market price of our common shares may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common shares.

        Volatility in the stock price of other companies often has led to securities class action litigation against those companies. Any future securities litigation against us could result in substantial costs and divert management's attention and resources, which could seriously harm our business, results of operations or financial condition.

Future dividends are not guaranteed.

        Dividends to shareholders are paid at the discretion of our board of directors. Future dividends, if any, will depend on, among other things, our results of operations, working capital requirements, financial condition, restrictive covenants and business opportunities, and on provisions of applicable law and other factors that our board of directors may deem relevant. The primary risk that impacts our ability to continue paying cash dividends at the current rate is the operating performance of our projects and their ability to distribute cash to us after satisfying project-level obligations. Our board of directors may decrease the level of or entirely discontinue payment of dividends. We are also limited in our ability to pay dividends on the common shares by restrictions under the Business Corporations Act (British Columbia) (the "BCBCA") relating to our solvency before and after the payment of a dividend. Cash available for distribution and therefore our payout ratio could be adversely affected in the future, by, among other things, the replacement of expiring PPAs with new PPAs having less favorable economics, and our inability to execute on our strategy of acquisitions and dispositions. Our board of directors may decrease the level of or entirely discontinue the payment of dividends. For additional information about our payout ratio, see "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operation—Cash Available for Distribution" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Present and future offerings of debt or equity securities ranking senior to our common shares may adversely affect the market price of the common shares issuable upon conversion of the Debentures.

        If we decide to issue debt or equity securities ranking senior to our common shares in the future it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of holders of our common shares and may result in dilution to holders of our common shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors, we cannot predict or estimate the amount, timing or nature of our future offerings. We have not issued any preferred shares to date, but we have considered issuing preferred shares and may seek approval in the future to authorize a class of preferred shares for issuance. Holders of our common shares will bear the risk of our future offerings reducing the market price of our common shares and diluting the value of their share holdings in us.

The number of shares available for future sale could adversely affect the market price of the common shares issuable upon conversion of the Debentures.

        We cannot predict whether future issuances of our common shares or the availability of shares for resale in the open market will decrease the market price per common share. We may issue additional common shares, including securities that are convertible into or exchangeable for, or that represent the right to receive common shares. Sales of a substantial number of common shares in the public market or the perception that such sales might occur could materially adversely affect the market price of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common shares and diluting their share holdings in us.

        The exercise of any options granted to directors, executive officers and other employees under our stock compensation plans, and other issuances of our common shares could have an adverse effect on the market price of our common shares, and the existence of options may materially adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of our common shares may be dilutive to existing shareholders.

The redemption of Debentures for or repayment of principal by issuing common shares may cause common shareholders dilution.

        We may determine to redeem outstanding Debentures for common shares or to repay outstanding principal amounts thereunder at maturity of the Debentures or at maturity of our other outstanding convertible subordinated debentures by issuing additional common shares. The issuance of additional common shares may have a dilutive effect on shareholders and an adverse impact on the price of our common shares.

Provisions of our articles of continuance and trust indentures could discourage potential acquisition proposals and could deter or prevent a change of control.

        We are governed by the Business Corporations Act (British Columbia). Our articles of continuance contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of our Company by means of a tender offer, a proxy contest or otherwise. These provisions may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire a substantial number of our common shares or to launch other takeover attempts that a shareholder might consider to be in such shareholder's best interest. These provisions could limit the price that some investors might be willing to pay in the future for our common shares. Additionally, the trust indenture governing the Debentures and our other outstanding debentures contain change of control provisions.

Investment eligibility

        There can be no assurance that the Debentures or the common shares issuable upon conversion of the Debentures will continue to be qualified investments under relevant Canadian tax laws for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans, registered disability savings plans and tax-free savings accounts.

Other Canadian federal income tax risks

        There can be no assurance that Canadian federal income tax laws and CRA's administrative policies respecting the Canadian federal income tax consequences generally applicable to us, to our subsidiaries, or to a U.S. or Canadian holder of Debentures or common shares will not be changed in a manner which adversely affects holders of our Debentures or common shares.

U.S. Holders of Debentures may be deemed to have received a taxable dividend without the receipt of any cash.

        If we pay a cash dividend on the common shares, an adjustment to the conversion rate may result, and U.S. holders may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. In addition, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder's proportionate share in our assets or earnings may, in some circumstances, result in a deemed distribution to such holder. For example, if the conversion rate is increased at our discretion or in certain other circumstances (including in connection with the payment of additional shares in connection with a make whole fundamental change), such increase may result in a deemed payment of a taxable dividend to U.S. holders of the Debentures to the extent of our current and accumulated earnings and profits, notwithstanding the fact that the holders do not receive a cash payment. See "Certain Material United States Federal Income Tax Considerations—Debentures—Constructive Dividends."

USE OF PROCEEDS

        We expect to receive net proceeds of approximately Cdn$95.5 million from the offering of Debentures (after deducting underwriting discounts and commissions of Cdn$4.0 million and our estimated expenses of Cdn$0.5 million).

        On November 16, 2012, we announced that one of our wholly-owned subsidiaries entered into a Stock Purchase Agreement pursuant to which we will acquire all of the outstanding shares of capital stock of Ridgeline, a wholly-owned subsidiary of Eolfi, a European renewable power development company. We intend to use the net proceeds to fund the acquisition of all the outstanding shares of capital stock of Ridgeline and to fund certain working capital commitments and acquisition expenses related to Ridgeline. See "Summary—Recent Developments—Acquisition of Ridgeline."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated calculated on the basis of the financial statements incorporated by reference into this prospectus supplement, which have been prepared in accordance with accounting principles generally accepted in the United States.

	Nine Months Ended September 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	—(1)	—(1)	1.83	—(1)	2.11	1.37

(1)
For purposes of computing this ratio of earnings to fixed charges, fixed charges consist of preferred share dividends of a subsidiary company, project level interest (including interest capitalized and interest from discontinued operations) and corporate level interest expenses. Earnings consist of earnings (loss) from continuing operations before income taxes, distributions from equity investments and fixed charges, excluding loss attributable to noncontrolling interests, interest capitalized and preferred share dividends of a subsidiary company. Earnings were insufficient to cover fixed charges by US$36.1 million and US$33.8 million, for the years ended December 31, 2011 and 2009, respectively, and by US$58.7 million for the nine months ended September 30, 2012, due to a loss from continuing operations before taxes of US$51.1 million and US$61.7 million, for the years ended December 31, 2011 and 2009, respectively, and US$66.3 million for the nine months ended September 30, 2012.

DIVIDENDS AND DIVIDEND POLICY

        At the time of our initial public offering in November 2004, our publicly traded security was an income participating security (an "IPS"), which was comprised of one common share and Cdn$5.767 principal amount of 11% subordinated notes due 2016. On November 24, 2009, our shareholders approved our conversion to a traditional common share structure. In connection with the conversion, each IPS was exchanged for one new common share. Following our acquisition of Capital Power Income L.P. in November 2011, our monthly dividend rate was increased to Cdn$0.0958 per common share. Our entire current monthly cash distribution of Cdn$0.0958 per common share is being paid as a dividend on the new common shares on the last business day of each month for holders of record on the last business day of the immediately preceding month.

        Future dividends are paid at the discretion of our board of directors and are not guaranteed. Future dividends, if any, will depend on, among other things, our results of operations, working capital requirements, financial condition, restrictive covenants, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. The primary risk that impacts our ability to continue paying cash dividends at the current rate is the operating performance of our projects and their ability to distribute cash to us after satisfying project-level obligations. Our board of directors may decrease the level of or entirely discontinue the payment of dividends. We are also limited in our ability to pay dividends on the common shares by restrictions under the Business Corporations Act (British Columbia) (the "BCBCA") relating to our solvency before and after the payment of a dividend. See "Risk factors—Future dividends are not guaranteed."

        Dividends declared per common share (or distributions per IPS) for each of the monthly periods shown below were as follows:

Month	2012		2011		2010		2009
	Amount
January	Cdn$	0.0958	Cdn$	0.0912	Cdn$	0.0912	Cdn$	0.0912
February		0.0958		0.0912		0.0912		0.0912
March		0.0958		0.0912		0.0912		0.0912
April		0.0958		0.0912		0.0912		0.0912
May		0.0958		0.0912		0.0912		0.0912
June		0.0958		0.0912		0.0912		0.0912
July		0.0958		0.0912		0.0912		0.0912
August		0.0958		0.0912		0.0912		0.0912
September		0.0958		0.0912		0.0912		0.0912
October		0.0958		0.0912		0.0912		0.0912
November		0.0958		0.0954		0.0912		0.0912
December		—		0.0958		0.0912		0.0912

MARKET PRICE OF THE COMMON SHARES

        The IPSs were listed and posted for trading on the TSX under the symbol "ATP.UN" from the time of our initial public offering in November 2004 through November 30, 2009. Following the closing of the exchange of IPSs for common shares, our new common shares commenced trading on the TSX on December 2, 2009 under the symbol "ATP". The following table sets forth the price ranges of the outstanding IPSs and common shares, as applicable, as reported by the TSX for the periods indicated:

	High (Cdn$)		Low (Cdn$)
2009
First Quarter	Cdn$	9.28	Cdn$	6.34
Second Quarter		9.45		7.71
Third Quarter		9.49		8.55
Fourth Quarter		11.90		9.08
2010
First Quarter		13.85		11.50
Second Quarter		12.90		11.20
Third Quarter		14.47		12.11
Fourth Quarter		15.18		13.31
2011
First Quarter		15.50		14.41
Second Quarter		15.72		13.82
Third Quarter		15.46		12.92
Fourth Quarter		14.94		13.09
2012
First Quarter		15.11		13.60
Second Quarter		14.27		12.88
Third Quarter		14.79		13.19
Fourth Quarter (through November 30, 2012)		15.12		11.45

        Our common shares began trading on the NYSE under the symbol "AT" on July 23, 2010. The following table sets forth the price ranges of our common shares, as reported by the NYSE from the date on which our common shares were listed for the periods indicated:

	High (US$)		Low (US$)
2010
Third Quarter (beginning July 23, 2010)	US$	14.00	US$	12.10
Fourth Quarter		14.98		13.26
2011
First Quarter		15.75		14.72
Second Quarter		16.18		14.33
Third Quarter		16.34		13.12
Fourth Quarter		14.55		12.52
2012
First Quarter		15.22		13.57
Second Quarter		14.49		12.55
Third Quarter		15.05		12.86
Fourth Quarter (through November 30, 2012)		15.18		11.41

        On November 1, 2012, there were 119,333,349 of our common shares issued and outstanding, and the number of holders of our common shares was approximately 89,993.

        The last reported sale price of our common shares on November 30, 2012 on the TSX and the NYSE was Cdn$11.67 and US$11.80 per common share, respectively.

CAPITALIZATION

        The following table presents the cash and cash equivalents, and consolidated capitalization, as of September 30, 2012:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the sale of the Debentures in the offering, after deducting underwriting discounts and commissions and estimated transaction expenses payable by us, and application of the net proceeds therefrom as described under "Use of Proceeds."

        You should read this table in conjunction with "Use of Proceeds" included herein, in addition to our financial statements and related notes thereto incorporated by reference herein.

	As of September 30, 2012
	Actual		As adjusted
	(unaudited) (in thousands of US$)
Cash and cash equivalents:	US$	42,872	US$	42,616

Debt:
Convertible debentures due 2014	US$	45,606	US$	45,606
Convertible debentures due 2017		68,585		68,585
Convertible debentures due 2017		81,876		81,876
Convertible debentures due 2019		130,000		130,000
Convertible debentures due 2019 offered hereby		—		100,820
Senior unsecured notes		460,000		460,000
Corporate level debt		628,588		628,588
Revolving credit facility		20,000		20,000
Current portion of project-level debt		303,890		303,890
Project-level debt		137,073		137,073

Total debt:		1,875,618		1,976,438

Shareholders' equity:
Common shares, no par value per share, unlimited authorized shares, 119,294,718 shares issued and outstanding, actual; 119,294,718 shares issued and outstanding, as adjusted(1)		1,286,399		1,286,399
Preferred shares issued by a subsidiary company		221,304		221,304
Accumulated other comprehensive loss		17,253		17,253
Retained deficit		(474,489)		(474,489)

Total shareholders' equity		1,050,467		1,050,467

Total capitalization	US$	2,926,085	US$	3,026,905

(1)
Excludes (i) 0.5 million unvested notional shares granted under the terms of our long term incentive plan, and (ii) 20.8 million shares issuable upon conversion of our outstanding convertible debentures.

        Other than as set out above, there have been no material changes in our share and loan capital, on a consolidated basis, since September 30, 2012.

DESCRIPTION OF THE DEBENTURES

        The Debentures will be governed by the terms of the trust indenture (the "Original Indenture"), dated as of December 17, 2009, between us and Computershare Trust Company of Canada, as Canadian trustee (the "Canadian Trustee"), as supplemented by a fourth supplemental indenture (the "Fourth Supplement" and, together with the Original Indenture, the "Indenture"), dated as of November 29, 2012, among us, the Canadian Trustee and Computershare Trust Company, N.A., as U.S. trustee (the "U.S. Trustee" and, together with the Canadian Trustee, the "Debenture Trustee"), and as further supplemented by a fifth supplemental indenture (the "Fifth Supplement") to be entered into at closing among us, the Canadian Trustee and the U.S. Trustee. The definition of Debenture Trustee in the accompanying prospectus shall hereby also be understood to mean the Canadian Trustee and the U.S. Trustee. The following summary description sets forth some of the general terms and provisions of the Debentures, the Indenture and the Fifth Supplement. Because this is a summary description, it does not contain all of the information that may be important to you and is qualified in its entirety by reference to the Indenture, the Fifth Supplement and the form of the Debentures.

        The Original Indenture is incorporated by reference to Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2011. The Fourth Supplement is incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on November 29, 2012. The Fifth Supplement and the form of the Debentures will be filed as exhibits to a Current Report on Form 8-K following the closing of this offering. In this description, the terms "Atlantic Power," the "Company," "we," "our" and "us" refer only to Atlantic Power Corporation and not to any of its subsidiaries.

General

        The Debentures will be issued under and pursuant to the provisions of the Indenture and the Fifth Supplement. The Debentures will be limited to the aggregate principal amount of Cdn$100,000,000. The Company may, however, from time to time, without the consent of the holders of the outstanding debentures of the Company (including holders of the Debentures), issue debentures in addition to the Debentures offered hereby. The Debentures will be issuable only in denominations of Cdn$1,000 and integral multiples thereof. At the closing of the offering of the Debentures, the Debentures will be available for delivery in book-entry form only through the facilities of CDS. Holders of beneficial interests in the Debentures will not have the right to receive physical certificates evidencing their ownership of Debentures except under certain circumstances described under "Description of the Debentures—Book Entry, Delivery and Form." No Debentures will be issued in an amount less than the minimum denomination of Cdn$1,000.

        The Debentures will have a maturity date (the "Maturity Date") that will initially be March 31, 2013 (the "Initial Maturity Date"). If the Acquisition Closing occurs on or before the Termination Date (as defined below), the Maturity Date will be automatically extended from the Initial Maturity Date to December 31, 2019 (the "Final Maturity Date"). If: (i) the Acquisition Closing does not occur on or before 5:00 p.m. (Toronto time) on the Initial Maturity Date; (ii) the Stock Purchase Agreement is terminated prior to the Initial Maturity Date; or (iii) the Company advises the underwriters or announces to the public that it does not intend to proceed with the Ridgeline Acquisition (the date of the occurrence of the earliest of (i), (ii) and (iii) being the "Termination Date"), the Maturity Date will remain the Initial Maturity Date. If the Debentures mature on the Initial Maturity Date, holders of the Debentures will receive, on the third business day following the Initial Maturity Date, an amount in lawful money of Canada equal to the principal amount thereof plus accrued and unpaid interest thereon. The Debentures will bear interest from the date of issue at 6.00% per annum, which will be payable semi-annually in arrears on the last day of June and December in each year (each, an "Interest Payment Date"), commencing on June 30, 2013, computed on the basis of a 360-day year composed of twelve 30-day months. Unless the Debentures mature on the Initial Maturity Date, the first payment will represent accrued interest for the period from the closing of the offering of the Debentures up to, but excluding, June 30, 2013. The interest on the Debentures will be payable in lawful money of Canada as specified in the Indenture. Subject to any required regulatory approval and compliance with applicable securities laws and provided no event of default (as defined below) has occurred and is continuing, the Company shall have the option to pay such interest by delivering a number of common shares to an agent for sale, in which event holders of the Debentures will be entitled to receive a cash payment equal to the interest owed from the proceeds of the sale of the requisite number of common shares by the agent. The Indenture does not, and the Fifth Supplement will not, contain a requirement for the Company to increase the amount of interest or other payments to holders of Debentures should the Company become required to withhold amounts in respect of income or similar taxes on payment of interest or other amounts. See "Risk Factors—Risks Relating to the Debentures—Withholding Tax."

        The principal on the Debentures will be payable in lawful money of Canada or, at the option of the Company and subject to applicable regulatory approval and compliance with applicable securities laws, by delivery of common shares to satisfy in whole or in part its obligation to repay principal under the Debentures as further described under "Description of the Debentures—Payment Upon Redemption or Maturity" and "Description of the Debentures—Redemption and Purchase."

        The Debentures will be direct obligations of the Company and will not be secured by any mortgage, pledge, hypothec or other charge and will be subordinated to other liabilities of the Company as described under "Description of the Debentures—Subordination." The Debentures will not be guaranteed by any other party, including any subsidiary of the Company.

        The Indenture does not, and the Fifth Supplement will not, restrict the Company from incurring additional indebtedness for borrowed money or from mortgaging, pledging or charging its assets to secure any indebtedness. The Debentures will be transferable, and may be presented for conversion, at the principal offices of the Canadian Trustee in Toronto, Ontario or at the principal offices of the U.S. Trustee in Golden, Colorado. See "Description of the Debentures—Book Entry, Delivery and Form."

Conversion Privilege

        The Debentures will be convertible at the holder's option into common shares at any time prior to the close of business on the earlier of the Maturity Date and the last business day immediately preceding the date specified by the Company for redemption of the Debentures, at a conversion price of Cdn$14.50 per common share, being a ratio of approximately 68.9655 common shares per Cdn$1,000 principal amount of Debentures. No adjustment will be made for dividends or distributions payable on common shares issuable upon conversion; however, holders converting their Debentures shall be entitled to receive, in addition to the applicable number of common shares, accrued and unpaid interest in respect thereof for the period up to but excluding the date of conversion from the latest Interest Payment Date.

        If a holder elects to convert its Debentures in connection with a change of control that occurs prior to December 31, 2017, the holder will be entitled to receive additional common shares as a make whole premium on conversion in certain circumstances. See "—Cash Change of Control."

        Subject to the provisions thereof, the Indenture provides for the adjustment of the conversion rights in certain events including: (i) the subdivision or consolidation of the outstanding common shares; (ii) the issue of common shares or securities convertible into common shares by way of stock dividend or other distribution; (iii) the issuance of options, rights or warrants to all or substantially all the holders of common shares entitling them to acquire common shares or other securities convertible into common shares at less than 95% of the then current market price of the common shares; (iv) the distribution to all or substantially all holders of common shares of any securities or assets (other than cash dividends and equivalent dividends in securities paid in lieu of cash dividends in the ordinary course); (v) the payment to all holders of common shares of cash or any other consideration in respect of an issuer bid for common shares by the Company to the extent that the cash and fair market value of any other consideration included in the payment per common share exceeds the current market price of the common shares on the date of expiry of such issuer bid; and (vi) the payment of a regular monthly cash dividend or distribution to all or substantially all the holders of common shares in excess of Cdn$0.09583 per common share, proportionally adjusted in the case of an applicable period that is not one month (which would be Cdn$0.28749 per common share for a quarterly dividend or distribution, Cdn$0.57498 per common share for a semi-annual dividend or distribution or Cdn$1.14996 per common share for an annual dividend or distribution).

        Provided the common shares are then listed on the TSX, the term "current market price" is defined in the Indenture to mean the volume weighted average price of the common shares on the TSX for the 20 consecutive trading days ending on the fifth trading day preceding the date of the applicable event.

        There will be no adjustment of the conversion price in respect of any event described in (ii), (iii), (iv), (v) and (vi) above if, subject to prior regulatory approval, if required, the holders of the Debentures are allowed to participate as though they had converted their Debentures prior to the applicable record date or effective date. The Company will not be required to make adjustments in the conversion price unless the cumulative effect of such adjustments would change the conversion price by at least 1%. In the case of any reclassification of the common shares or a capital reorganization of the Company (other than as described in (i) or (ii) above) or in case of any amalgamation, arrangement or merger of the Company with or into any other entity, or in the case of any sale or conveyance of the properties and assets of the Company as, or substantially as, an entirety to any other entity, or a liquidation, dissolution or winding-up of the Company, the terms of the conversion privilege shall be adjusted so that each Debenture shall, after such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance or liquidation, dissolution or winding-up or other similar transaction, be exercisable, in lieu of common shares, for the kind and amount of securities or property of the Company, or such continuing, successor or purchaser entity, as the case may be, which the holder thereof would have been entitled to receive as a result of such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance or liquidation, dissolution or winding-up or other similar transaction if on the effective date thereof it had been the holder of the number of common shares into which the Debenture was convertible prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance or liquidation, dissolution or winding-up or other similar transaction. For example, if the Company were to sell all of its properties and assets for cash consideration, any Debentures that remain outstanding following such sale would then be convertible into cash, in an amount per common share otherwise issuable upon conversion of the Debenture equal to the cash consideration per common share received by the holders of common shares pursuant to such sale.

        No fractional common shares will be issued on any conversion of the Debentures, but in lieu thereof the Company shall satisfy such fractional interest by a cash payment equal to the current market price of such fractional interest. Upon conversion, the Company may offer, and the converting holder may agree to, the delivery of cash for all or a portion of the Debentures surrendered in lieu of common shares.

Redemption and Purchase

        The Debentures may not be redeemed by the Company before December 31, 2015 (except in certain limited circumstances following a change of control). See "Description of the Debentures—Repurchase Upon a Change of Control." On or after December 31, 2015 and prior to December 31, 2017, the Debentures may be redeemed at the option of the Company, in whole at any time or in part from time to time, on not more than 60 days and not less than 30 days prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the volume weighted average price of the common shares on the TSX for the 20 consecutive trading days ending on the fifth trading day preceding the date on which notice of redemption is given is not less than 125% of the conversion price. On or after December 31, 2017 and prior to their maturity, the Debentures may be redeemed by the Company, in whole or in part from time to time, on not more than 60 days and not less than 30 days prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest.

        In the case of redemption of less than all of the Debentures, the Debentures to be redeemed will be selected by the Debenture Trustee on a pro rata basis or in such other manner as the Debenture Trustee deems equitable, subject to the consent of the TSX.

        The Company will have the right to purchase Debentures in the market, by tender or by private contract subject to applicable regulatory requirements, provided that an event of default has not occurred and is not continuing.

Payment Upon Redemption or Maturity

        On redemption (the "Redemption Date") or on the Maturity Date, the Company will repay the indebtedness represented by the Debentures by paying to the Debenture Trustee in lawful money of Canada an amount equal to the principal amount of the outstanding Debentures, together with accrued and unpaid interest thereon. The Company may, at its option, on not more than 60 days and not less than 40 days prior notice and subject to any required regulatory approvals, unless an event of default has occurred and is continuing, elect to satisfy its obligation to repay, in whole or in part, the principal amount of the Debentures which are to be redeemed or which have matured (but not on the Initial Maturity Date) by issuing and delivering freely tradeable common shares to the holders of the Debentures. The number of common shares to be issued will be determined by dividing the principal amount of the Debentures which are to be redeemed or have matured by 95% of the volume weighted average price of the common shares on the TSX for the 20 consecutive trading days ending five trading days preceeding the Redemption Date or Final Maturity Date, as the case may be.

        No fractional common shares will be issued to holders of Debentures, but in lieu thereof, the Company shall satisfy such fractional interest by a cash payment equal to the current market price of such fractional interest.

        The delivery of common shares to satisfy the Company's obligations under the Debentures may require regulatory approval, including filing a prospectus qualifying the distribution of such common shares or obtaining an exemptive relief order from the relevant Canadian securities regulators in the event that an exemption from the prospectus and registration requirements of applicable Canadian securities laws is not available at the time of the delivery of common shares. In addition, any issuance of common shares to satisfy the Company's obligations under the Debentures will be subject to the approval of the TSX (and may be subject to the approval of any other exchange on which the common shares are listed at the relevant time).

Cancellation

        All Debentures converted, redeemed or purchased will be cancelled and may not be reissued or resold.

Subordination

        The payment of the principal of, and interest on, the Debentures will be subordinated in right of payment, in the circumstances referred to below and more particularly as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness of the Company, including our revolving credit facility, the convertible subordinated secured debentures of the Company issued on October 11, 2006 and our senior notes issued on November 4, 2011. "Senior Indebtedness" of the Company is defined in the Indenture and includes: (a) indebtedness of the Company for borrowed money; (b) obligations of the Company evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of the Company arising pursuant or in relation to bankers' acceptances, letters of credit and letters of guarantee (including payment and reimbursement obligations in respect thereof) or indemnities issued in connection therewith; (d) obligations of the Company under any swap, hedging or other similar contracts or arrangements; (e) obligations of the Company under guarantees, indemnities, assurances, legally binding comfort letters or other contingent obligations relating to the Senior Indebtedness or other obligations of any other person which would otherwise constitute Senior Indebtedness within the meaning of this definition, including the guarantee of the Company's revolving credit facility; (f) all indebtedness of the Company representing the deferred purchase price of any property including, without limitation, purchase money mortgages; (g) accounts payable to trade creditors; (h) all renewals, extensions and refinancing of any of the foregoing; and (i) all costs and expenses incurred by or on behalf of the holder of any Senior Indebtedness in enforcing payment or collection of any such Senior Indebtedness, including enforcing any security interest securing the same. As of September 30, 2012, we had an aggregate amount of US$750.6 million of Senior Indebtedness outstanding. In addition, the Debentures will be effectively structurally subordinate to claims of creditors (including trade creditors) of the Company's subsidiaries, including Atlantic Power Holdings, Inc. Certain of our subsidiaries guarantee the borrowings under our revolving credit facility. As of September 30, 2012, our subsidiaries had US$100.7 million of liabilities, all of which would rank structurally senior to the Debentures.

        The Debentures, the 6.25% convertible unsecured subordinated debentures we issued on December 17, 2009, the 5.60% series B convertible unsecured subordinated debentures we issued on October 20, 2010, the 5.75% series C convertible unsecured subordinated debentures we issued on July 5, 2012, and each other series of debentures issued under the Indenture or under indentures supplemental to the Indenture will rank pari passu with each other (regardless of their actual date or terms of issue) and with any future subordinated unsecured indebtedness of the Company.

        The Indenture provides that in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation or reorganization or other similar proceedings relating to the Company, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Company, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of the Company, then holders of Senior Indebtedness will receive payment in full before the holders of Debentures will be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in any such event in respect of any of the Debentures or any unpaid interest accrued thereon.

        The Indenture also provides that the Company will not make any payment, and the holders of the Debentures will not be entitled to demand or receive any payment or benefit (including, without any limitation, by set-off, combination of accounts or otherwise in any manner whatsoever) on account of indebtedness represented by the Debentures at any time when a default or an event of default has occurred with respect to any Senior Indebtedness permitting a senior creditor to demand payment or accelerate the maturity thereof and the notice of such default or event of default has been given by or on behalf of holders of Senior Indebtedness to the Company or the Company otherwise has knowledge thereof, unless such notice has been revoked, such default or event of default has been cured or the Senior Indebtedness has been repaid or satisfied in full as defined in the Indenture.

        The Debenture Trustee and the Company will also be authorized (and obligated upon any request from certain holders of Senior Indebtedness) under the Indenture to enter into subordination agreements on behalf of the holders of Debentures with any holder of Senior Indebtedness.

Repurchase Upon a Change of Control

        Upon the occurrence of a change of control of the Company, the holders of the Debentures will have the right to require the Company to repurchase their Debentures, in whole or in part, at a price equal to 100% of the principal amount thereof (the "Offer Price") plus accrued and unpaid interest thereon. A change of control will be deemed to occur upon: (i) an acquisition by a person or group of persons acting jointly or in concert (within the meaning of the Securities Act (Ontario) of ownership of, or voting control or direction over, 50% or more of the outstanding common shares; or (ii) the sale or other transfer of all or substantially all of the consolidated assets of the Company (a "change of control"). "Person" includes an individual, corporation, company, partnership, joint venture, association, trust, trustee, unincorporated organization or government or any agency or political subdivision thereof.

        A change of control will not include a sale, merger, reorganization, or other similar transaction if the previous holders of the common shares hold at least 50% of the voting control in such merged, reorganized or other continuing entity.

        If 90% or more of the aggregate principal amount of the Debentures outstanding on the date of the giving of notice of the change of control have been tendered for purchase following a change of control, the Company will have the right to redeem all the remaining Debentures on the purchase date, together with accrued and unpaid interest to such date. Notice of such redemption must be given to the Debenture Trustee by the Company within 10 days following expiry of the right to require repurchase after the change of control and, as soon as possible thereafter, by the Debenture Trustee to the holders of the Debentures not tendered for purchase.

        The Indenture contains notification provisions to the effect that:

  (a)
  the Company will promptly give written notice to the Debenture Trustee of the occurrence of a change of control and the Debenture Trustee will thereafter give to the Debenture holders a notice of the change of control, the right of the holders of Debentures to require repurchase and the right of the Company to redeem untendered Debentures under certain circumstances; and

  (b)
  a Debenture holder, to exercise the right to require repurchase following the change of control, must deliver to the Debenture Trustee, not less than five business days prior to the date which is 30 days after the date the Debenture Trustee delivers notice of the change of control to the Debenture holder, written notice of the holder's exercise of the right to require repurchase, together with a duly endorsed form of transfer.

        The Company will comply with the requirements of Canadian and U.S. securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the Debentures in the event of a change of control.

Cash Change of Control

        In addition to the requirement for the Company to repurchase Debentures following a change of control, if a change of control occurs prior to December 31, 2017 in which 10% or more of the consideration for the common shares in the transaction or transactions constituting a change of control consists of:

  •
  cash, other than cash payments for fractional common shares and cash payments made in respect of dissenter's appraisal rights;

  •
  equity securities that are not traded or intended to be traded immediately following such transactions on a stock exchange; or

  •
  other property that is not traded or intended to be traded immediately following such transactions on a stock exchange,

then subject to applicable regulatory approvals, during the period beginning ten trading days before the anticipated date on which the change of control becomes effective and ending 30 days after the notice of change of control and offer to repurchase Debentures are delivered, holders of Debentures will be entitled to convert their Debentures, subject to certain limitations, and receive, in addition to the number of common shares they would otherwise be entitled to receive as set forth under "Description of the Debentures—Conversion Privilege" above, an additional number of common shares per Cdn$1,000 principal amount of Debentures as set forth below (which is referred to below as the "make whole premium"). Any such additional conversion entitlement shall be subject to the change of control transaction having been completed.

        The delivery of common shares to satisfy the Company's obligations under the Debentures may require regulatory approval, including filing a prospectus qualifying the distribution of such common shares or obtaining an exemptive relief order from the relevant Canadian securities regulators in the event that an exemption from the prospectus and registration requirements of applicable Canadian securities laws is not available at the time of the delivery of common shares. In addition, any issuance of common shares to satisfy the Company's obligations under the Debentures will be subject to the approval of the TSX (and may be subject to the approval of any other exchange on which the common shares are listed at the relevant time).

        The number of additional common shares per Cdn$1,000 principal amount of Debentures constituting the make whole premium will be determined by reference to the table below and is based on the date prior to December 31, 2017 on which the change of control becomes effective (the "Effective Date") and the price (the "Stock Price") paid per common share in the transaction constituting the change of control. If holders of common shares receive only cash in the transaction, the Stock Price shall be the cash amount paid per common share. Otherwise, the Stock Price shall be equal to the current market price of the common shares immediately preceding the Effective Date of such transaction.

        The following table shows what the make whole premium would be for each hypothetical Stock Price and Effective Date set forth below, expressed as additional common shares per Cdn$1,000 principal amount of Debentures. For the avoidance of doubt, the Company shall not be obliged to pay the make whole premium otherwise than by issuance of common shares upon conversion, subject to the provisions relating to adjustment of the conversion price in certain circumstances and following the completion of certain types of transactions described under "Description of the Debentures—Conversion Privilege" above.

Make Whole Premium Upon a Cash Change of Control
(Number of Additional Common Shares per Cdn$1,000 Debenture)

	Share Price
Effective Date	Cdn$11.61	Cdn$12.00	Cdn$13.00	Cdn$14.00	Cdn$15.00	Cdn$16.00	Cdn$17.00	Cdn$18.00	Cdn$19.00	Cdn$20.00	Cdn$25.00	Cdn$30.00
12/11/12	17.1671	15.2720	11.2979	8.3600	6.1291	4.4830	3.3053	2.4149	1.7422	1.2667	0.2648	0.0947
12/30/13	17.1671	15.2722	11.1853	8.1779	5.8906	4.2204	3.0519	2.1729	1.5257	1.0835	0.2474	0.1392
12/30/14	17.1671	15.1112	10.8727	7.7705	5.4032	3.7008	2.5521	1.6949	1.1038	0.7267	0.1755	0.1330
12/30/15	17.1671	14.7891	10.3653	7.1526	4.6622	2.8331	1.6129	0.7121	0.3397	0.2239	0.1592	0.1327
12/30/16	17.1671	14.1410	9.4113	6.1001	3.6632	2.0594	1.1191	0.5207	—	—	—	—
12/30/17	17.1671	13.3746	7.5194	3.3220	0.9073	0.3196	0.2412	0.2216	—	—	—	—

        The actual Stock Price and Effective Date may not be set forth on the table, in which case:

  •
  if the actual Stock Price on the Effective Date is between two Stock Prices on the table or the actual Effective Date is between two Effective Dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two Stock Prices and the two Effective Dates on the table based on a 365-day year, as applicable;

  •
  if the Stock Price on the Effective Date exceeds Cdn$30.00 per common share, subject to adjustment as described below, the make whole premium will be zero; and

  •
  if the Stock Price on the Effective Date is less than Cdn$11.61 per common share, subject to adjustment as described below, the make whole premium will be zero.

        The Stock Prices set forth in the first row of the table above will be adjusted as of any date on which the conversion price of the Debentures is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately preceding such adjustment multiplied by a fraction, the denominator of which is the conversion price immediately preceding the adjustment giving rise to the Stock Price adjustment and the numerator of which is the conversion price as so adjusted. The number of additional common shares constituting the make-whole premium set forth in the table above will be adjusted in the same manner as the number of conversion shares issuable upon an adjustment of the conversion price as set forth above under "Description of the Debentures—Conversion Privilege," other than as a result of an adjustment of the conversion price by adding the make whole premium as described above.

Modification

        The rights of the Debenture holders as well as any other series of debentures that have been or may be issued under the Indenture or indentures supplemental to the Indenture may be modified in accordance with the terms of the Indenture. For that purpose, among others, the Indenture contains certain provisions which make binding on all Debenture holders resolutions passed at meetings of the Debenture holders by votes cast thereat by holders of not less than 66 2/3% of the principal amount of the then outstanding Debentures present at the meeting or represented by proxy, or rendered by instruments in writing signed by the holders of not less than 66 2/3% of the principal amount of the then outstanding Debentures. In certain cases, the modification will, instead or in addition, require assent by the holders of either 50% of the principal amount or 66 2/3% of the principal amount of each particularly affected series of debentures, as the case may be. Under the Indenture, certain amendments may be made to the Indenture without the consent of the Debenture holders.

Events of Default

        The Indenture provides that an event of default ("Event of Default") in respect of the Debentures will occur if certain events described in the Indenture occur, including if any one or more of the following described events has occurred and is continuing with respect to the Debentures: (i) failure for 15 days to pay interest on the Debentures when due; (ii) failure to pay principal or premium, if any, on the Debentures, whether at maturity, upon redemption, by declaration or otherwise; or (iii) certain events of bankruptcy, insolvency or reorganization of the Company under bankruptcy or insolvency laws. If an Event of Default has occurred and is continuing, the Debenture Trustee may, in its discretion, and shall, upon the request of holders of not less than 25% in principal amount of the then outstanding Debentures, declare the principal of (and premium, if any) and interest on all outstanding Debentures to be immediately due and payable. In the case of an Event of Default as described in (i) and (ii) above, the Debenture holders, individually or collectively, may institute suit for the enforcement of any such payment. The Debenture Trustee may withhold notice to the Debenture holders of any default if it considers such withholding of notice to be in the best interests of the Debenture holders and has advised the Company in writing.

Offers for Debentures

        The Indenture contains provisions to the effect that if an offer is made for the Debentures which is a take-over bid for Debentures within the meaning of the Securities Act (Ontario) and not less than 90% of the Debentures (other than Debentures held at the date of the take-over bid by or on behalf of the offeror or associates or affiliates (as defined in the Securities Act (Ontario)) of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Debentures held by Debenture holders who did not accept the offer on the terms offered by the offeror.

Book Entry, Delivery and Form

        Debentures will be issued in the form of fully registered global Debentures (the "Global Debentures") held by, or on behalf of, CDS or its successor (the "Depository"), as custodian for participants of the Depository (the "participants").

        All Debentures will be represented in the form of Global Debentures registered in the name of the Depository or its nominee. Purchasers of Debentures represented by Global Debentures will not receive Debentures in definitive form. Rather, the Debentures will be represented only in "book-entry only" form (unless the Company, in its sole discretion, elects to prepare and deliver Definitive Debentures (as defined below) in fully registered form). Beneficial interests in the Global Debentures, constituting ownership of the Debentures, will be represented through book-entry accounts of institutions (including the underwriters) acting on behalf of beneficial owners, as direct and indirect participants. Each purchaser of a Debenture represented by a Global Debenture will receive a customer confirmation of purchase from the underwriters or registered dealer from whom the Debenture is purchased in accordance with the practices and procedures of the selling underwriters or registered dealer. The practices of registered dealers may vary, but generally customer confirmations are issued promptly after execution of a customer order. The Depository will be responsible for establishing and maintaining book-entry accounts for its participants having interests in Global Debentures.

        If the Depository notifies the Company that it is unwilling or unable to continue as depository in connection with the Global Debentures, or if at any time the Depository ceases to be a clearing agency or otherwise ceases to be eligible to be a depository and the Company and the Debenture Trustee are unable to locate a qualified successor, or if the Company elects, in its sole discretion, to terminate the book-entry system, with the consent of the Debenture Trustee, or if under certain circumstances described in the Indenture, an Event of Default has occurred, beneficial owners of Debentures represented by Global Debentures at such time will receive Debentures in registered and definitive form (the "Definitive Debentures").

Transfer and Exchange of Debentures

        Transfers of beneficial ownership in Debentures represented by Global Debentures will be effected through records maintained by the Depository for such Global Debentures or its nominees (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). Unless the Company elects, in its sole discretion, to prepare and deliver Definitive Debentures, beneficial owners who are not participants in the Depository's book-entry system, but who desire to purchase, sell or otherwise transfer ownership of or other interests in Global Debentures, may do so only through participants in the Depository's book-entry system.

        The ability of a beneficial owner of an interest in a Debenture represented by a Global Debenture to pledge the Debenture or otherwise take action with respect to such owner's interest in a Debenture represented by a Global Debenture (other than through a participant) may be limited due to the lack of a physical certificate.

        Registered holders of Definitive Debentures may transfer such Debentures upon payment of taxes or other charges incidental thereto, if any, by executing and delivering a form of transfer together with the Debentures to the registrar for the Debentures, which will be the Debenture Trustee, at its principal office, whereupon new Debentures will be issued in authorized denominations in the same aggregate principal amount as the Debentures so transferred, registered in the names of the transferees. No transfer of a Debenture will be registered on any Interest Payment Date or during the five business days preceding an Interest Payment Date on the Debentures or on any Redemption Date or during the five business days preceding the Redemption Date.

Payments

        Payments of interest and principal on each Global Debenture will be made to the Depository or its nominee, as the case may be, as the registered holder of the Global Debenture. As long as the Depository or its nominee is the registered owner of a Global Debenture, such Depository or its nominee, as the case may be, will be considered the sole legal owner of the Global Debenture for the purposes of receiving payments of interest and principal on the Debentures and for all other purposes under the Indenture and the Debentures. The record date for the payment of interest will be the fifth business day prior to the applicable Interest Payment Date. Interest payments on Global Debentures will be made by electronic funds transfer or by cheque on the day interest is payable and delivered to the Depository or its nominee, as the case may be.

        The Company understands that the Depository or its nominee, upon receipt of any payment of interest or principal in respect of a Global Debenture, will credit participants' accounts, on the date interest or principal is payable, with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Debenture as shown on the records of the Depository or its nominee. The Company also understands that payments of interest and principal by participants to the owners of beneficial interests in such Global Debenture held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants. The responsibility and liability of the Company in respect of payments on Debentures represented by the Global Debenture is limited solely and exclusively, while the Debentures are registered in Global Debenture form, to making payment of any interest and principal due on such Debentures to the Depository or its nominee.

        If Definitive Debentures are issued instead of or in place of Global Debentures, payments of interest on each Definitive Debenture will be made by electronic funds transfer, if agreed to by the holder of the Definitive Debenture, or by cheque dated the Interest Payment Date and mailed to the address of the holder appearing in the register maintained by the registrar for the Debentures at least one business day prior to the applicable Interest Payment Date. Payment of principal at maturity will be made at the principal office of the paying agent, which will be the Debenture Trustee, against surrender of the Definitive Debentures, if any.

Reports to Holders

        The Company shall file with the Debenture Trustee copies of the Company's annual report and other documents that the Company is required to deliver to shareholders under applicable securities legislation.

Satisfaction and Discharge

        The Debenture Trustee will release and discharge the Company from its duties with respect to the Debentures if the Company provides proof to the Debenture Trustee that the entire amount of principal, premium, if any, and interest, if any, to maturity or any repayment date or redemption dates, or any change of control purchase date or upon conversion or otherwise has been paid, and the Company has delivered to the Debenture Trustee a certificate stating that all conditions precedent provided relating to the payment, satisfaction and discharge of all such Debentures have been complied with.

Listing

        There is currently no trading market for the Debentures. We have applied to list the Debentures on the TSX. We have also applied to list the common shares issuable upon conversion of the Debentures on the TSX and the NYSE under the symbols "ATP" and "AT", respectively. These listings will be subject to the Company fulfilling all of the listing requirements of the TSX and the NYSE.

Governing Law

        Each of the Indenture, the Fifth Supplement and the Debentures shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as Ontario contracts; provided, that the rights, protections, duties, obligations and immunities of the U.S. Trustee thereunder shall be governed by and construed under the laws of the State of New York. The Indenture and the Fifth Supplement shall also incorporate and be governed by the provisions of the United States Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), that are required to be part of and to govern indentures qualified under the Trust Indenture Act. If any provision of the Indenture or the Fifth Supplement limits, qualifies or conflicts with another provision that is required to be included in the Indenture or Fifth Supplement by any of the provisions of the Trust Indenture Act, such required provision of the Trust Indenture Act shall prevail but only to the extent of such limitation, qualification or conflict. The exercise, performance or discharge by the Canadian Trustee of any of its rights, powers, duties or responsibilities under the Indenture, the Fifth Supplement or the Debentures shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable thereto. Under the Indenture, the Company irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

DESCRIPTION OF COMMON SHARES

        The following summary description sets forth some of the general terms and provisions of our common shares. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common shares, you should refer to the provisions of our Articles of Continuance ("Articles"), which is incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2011. In this description, the terms "Atlantic Power," the "Company," "we," "our" and "us" refer only to Atlantic Power Corporation and not to any of its subsidiaries.

Common Shares

        Our Articles authorize an unlimited number of common shares. At the close of business on November 1, 2012, 119,333,349 of our common shares were issued and outstanding.

        Holders of our common shares are entitled to receive dividends as and when declared by our board of directors and are entitled to one vote per common share on a vote by poll, or one vote per person present who is a shareholder or a proxy holder for a vote by show of hands, in each case with respect to all matters to be voted on at meetings of shareholders. We are limited in our ability to pay dividends on the common shares by restrictions under the BCBCA relating to our solvency before and after the payment of a dividend. Holders of our common shares have no preemptive, conversion or redemption rights and are not subject to further assessment by us.

        Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common shares are entitled to share ratably in the remaining assets available for distribution, after payment of liabilities.

        Pursuant to our Articles and the provisions of the BCBCA, certain actions that may be proposed by us require the approval of our shareholders. We may, by special resolution and subject to our Articles, increase our authorized capital by such means as creating shares with or without par value or increasing the number of shares with or without par value. We may, by special resolution and subject to the BCBCA, alter our Articles to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of our shares. We may also, by special resolution and subject to the BCBCA, alter our Articles to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the BCBCA and our Articles, a special resolution is a resolution passed at a duly-convened meeting of shareholders by not less than two-thirds of the votes cast in person or by proxy at the meeting, or a written resolution consented to by all shareholders who would have been entitled to vote at the meeting of shareholders.

Listing

        Our common shares are listed on the TSX under the symbol "ATP" and on the NYSE under the symbol "AT". We have applied to list the common shares issuable upon conversion of the Debentures on the TSX and the NYSE under the same symbols, which listings are subject to the Company fulfilling all of the listing requirements of the TSX and NYSE. Listing will be subject to our fulfilling all of the listing requirements on the TSX and the NYSE.

Certain Provisions of our Articles and the BCBCA

        We are governed by the BCBCA. Our Articles contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us by means of a tender offer, a proxy contest or otherwise.

Advance Notice Procedures

        Our Articles establish an advance notice procedure for "special business" and shareholder proposals to be brought before a meeting of shareholders. For special business, advance notice describing the special business to be discussed at the meeting must be provided and that notice must include any documents to be approved or ratified as an addendum or state that such document will be available for inspection at our records office or other reasonably accessible location. Shareholders at an annual meeting may not consider proposals or nominations that are not specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder of record on the record date for the meeting or a proxyholder who is entitled to vote at the meeting.

        Under the BCBCA, shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office. The notice must include information on the business the shareholder intends to bring before the meeting. These provisions could have the effect of delaying until the next shareholder meeting shareholder actions that are favored by the holders of a majority of our outstanding voting securities.

Shareholder Requisitioned Meeting

        Under the BCBCA, shareholders holding 5% of our outstanding common shares may request the directors to call a general meeting of shareholders to deal with matters that may be dealt with at a general meeting, including election of directors. If the directors do not call the meeting within the timeframes specified in the BCBCA, the shareholder can call the meeting and we must reimburse the costs.

Removal of Directors and Increasing Board Size

        Under our Articles, directors may be removed by shareholders by passing an ordinary resolution of a simple majority of shareholders with the right to vote on such resolution. Further, under our Articles and subject to the BCBCA, the directors may appoint additional directors up to one-third of the directors elected by the shareholders.

Transfer Agent and Registrar

        Computershare Investor Services Inc. and Computershare Trust Company, N.A. serve as our transfer agents and registrars for our common shares.

Securities Laws

        We are a reporting issuer in each of the provinces and territories of Canada and therefore subject to the securities laws in each such province and territory. Canadian securities laws require reporting of share purchases and sales by shareholders acquiring beneficial ownership of, or the power to exercise control or direction over, 10% or more of the common shares, including certain prescribed public disclosure of their intentions for their holdings. Canadian securities laws also govern how any offer to acquire 20% or more of our equity or voting shares must be conducted. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof. This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own legal advisors with respect to any questions regarding securities law in the provinces and territories of Canada.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations thereunder (the "Tax Act") to a holder who acquires all of the interest in the Debentures as beneficial owner pursuant to the offering and who, for the purposes of the Tax Act and the Canada-United States Income Tax Convention (the "Canadian Treaty"), at all relevant times (a) is a resident of the United States and not resident, or deemed to be resident, in Canada, (b) holds the Debentures and will hold the common shares issuable on the conversion of the Debentures as capital property, (c) deals at arm's length with the Company, (d) is not affiliated with the Company, and (e) does not use or hold and is not deemed to use or hold the Debentures or the common shares issuable on the conversion of the Debentures in connection with a trade or business that the prospective purchaser carries on, or is deemed to carry on, in Canada at any time (a "U.S. Holder"). For the purpose of the Tax Act, related persons (as defined therein) are deemed not to deal at arm's length, and it is a question of fact whether persons not related to each other deal at arm's length. Special rules which are not discussed in this summary may apply to "financial institutions" (as defined in the Tax Act), to a U.S. Holder that is an insurer carrying on an insurance business in Canada and elsewhere and to an "authorized foreign bank" (as defined in the Tax Act), and, accordingly, such persons should consult their own tax advisors. This summary is not applicable to a U.S. Holder that is a "specified shareholder" as defined in subsection 18(5) of the Tax Act of the Company or that does not deal at arm's length for purposes of the Tax Act with a "specified shareholder" of the Company. Generally, for this purpose, a "specified shareholder" is a shareholder that owns or is deemed to own, either alone or together with persons with which the shareholder does not deal at arm's length for purposes of the Tax Act, shares of the capital stock of the Company that either (i) give the shareholder 25% or more of the votes that could be cast at an annual meeting of the shareholders or (ii) have a fair market value of 25% or more of the fair market value of all of the issued and outstanding shares of the capital stock of the Company. Such U.S. Holders should consult their own tax advisors.

        Limited liability companies ("LLCs") that are not taxed as corporations pursuant to the provisions of the Code do not qualify as resident in the U.S. for purposes of the Canadian Treaty. Under the Canadian Treaty, a resident of the U.S. who is a member of such an LLC and is otherwise eligible for benefits under the Canadian Treaty may generally be entitled to claim benefits under the Canadian Treaty in respect of income, profits or gains derived through the LLC.

        The Canadian Treaty includes limitation on benefits rules that restrict the ability of certain persons who are resident in the U.S. for purposes of the Canadian Treaty to claim any or all benefits under the Canadian Treaty. U.S. Holders should consult their own tax advisors with respect to their eligibility for benefits under the Canadian Treaty, having regard to these rules.

        This summary is of a general nature only and is based upon the facts set out herein, the provisions of the Tax Act, the Canadian Treaty and the current published administrative policies and assessing practices of the CRA, all in effect as of the date hereof. This summary is based on the assumption that the Debentures and the common shares issuable on the conversion of the Debentures will at all relevant times be listed on the Toronto Stock Exchange. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof. There can be no assurance that any such proposals will be implemented in their current form or at all. This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies and assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, and does not take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

        This summary is not exhaustive of all possible Canadian federal tax considerations applicable to an investment in Debentures. Moreover, the Canadian tax consequences of acquiring, holding or disposing of Debentures or common shares issuable on the conversion of the Debentures will vary depending on the U.S. Holder's particular circumstances. Accordingly, this summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any prospective purchaser and no representation with respect to the tax consequence to any particular U.S. Holder is made. Prospective investors should consult their own tax advisor with respect to the Canadian tax consequences of an investment in Debentures based on their particular circumstances.

        Prospective investors may also be subject to certain Canadian provincial or territorial tax consequences as a result of acquiring, holding or disposing of Debentures or common shares issuable on the conversion of the Debentures. Accordingly, prospective investors are urged to consult with their tax advisors for advice with respect to Canadian provincial or territorial tax consequences of an investment in Debentures based on their particular circumstances.

        For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Debentures or common shares issuable on the conversion of the Debentures, including income, gain or profit, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise in accordance with the detailed rules in the Tax Act.

Debentures

Taxation of Interest on Debentures

        Based on the published administrative position of the CRA, a U.S. Holder should not be subject to Canadian withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Company as, on account or in lieu of payment of, or in satisfaction of, interest or principal on the Debentures. See "Risk Factors—Withholding Tax." However, a U.S. Holder who transfers or is deemed to transfer a Debenture to a holder resident or deemed to be resident in Canada for purposes of the Tax Act should consult its own tax advisor for advice with respect to the tax consequences of such transfer.

Exercise of Conversion Privilege

        The conversion of a Debenture into common shares only on the exercise of a conversion privilege by a U.S. Holder will generally be deemed not to constitute a disposition of the Debenture and, accordingly, a U.S. Holder will not recognize a gain or a loss on such conversion.

Common Shares

Dividends on Common Shares

        Dividends paid or credited on the common shares, or deemed under the Tax Act to be paid or credited on the common shares, to a U.S. Holder will generally be subject to Canadian withholding tax at the rate of 25%, unless the rate is reduced under the provisions of an applicable tax treaty. Under the Canadian Treaty, the withholding tax rate in respect of a dividend paid or credited to a U.S. Holder who is the beneficial owner of the dividend and is entitled to full benefits under the Canadian Treaty is generally reduced to 15%.

Disposition of Debentures and Common Shares

        A U.S. Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Holder on a disposition of a Debenture or a common share, as the case may be, unless the Debenture or common shares constitutes "taxable Canadian property" (as defined in the Tax Act)

of the U.S. Holder at the time of disposition and the U.S. Holder is not entitled to relief under an applicable tax treaty. Where the common shares are listed on a designated stock exchange for purposes of the Tax Act (which currently includes both the TSX and NYSE) at a particular time the Debentures and the common shares will not constitute taxable Canadian property to a U.S. Holder at such time provided that at any particular time during the sixty-month period that ends at that time, either: (a) the U.S. Holder, persons with whom the U.S. Holder does not deal at arm's length, or the U.S. Holder together with all such persons, have not owned 25% or more of any class or series of shares of the capital stock of the Company; or (b) such common shares did not derive, directly or indirectly, more than 50% of their fair market value from one or any combination of (i) real or immovable property situated in Canada, (ii) "Canadian resource properties" (as defined in the Tax Act), (iii) "timber resource properties" (as defined in the Tax Act), and (iv) options or interests in respect of property described in (i), (ii) and (iii).

        In the event that the Debentures or the common shares constitute or are deemed to constitute taxable Canadian property to any U.S. Holder, the Canadian Treaty (or other applicable tax treaty or convention) may exempt the U.S. Holder from tax under the Tax Act in respect of the disposition thereof, provided the value of such common shares is not derived principally from real property situated in Canada (as may be defined in the applicable tax treaty or convention). U.S. Holders whose common shares or Debentures may be taxable Canadian property should consult with their own tax advisors for advice having regard to their particular circumstances.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of the purchase, ownership, conversion and disposition of the Debentures and common shares issuable upon conversion of the Debentures, as applicable. This summary is not a comprehensive description of all of the tax considerations that may be relevant to the purchase of the Debentures, particularly if the purchaser is subject to special tax rules. Each Holder should consult its own tax advisor concerning personal tax consequences, including the consequences under state, local, or foreign tax laws, and the potential effect of the Medicare Contribution tax, of an investment in the Debentures.

        The following summary only applies if the U.S. Holder of the Debentures acquired them at the offering price, and the Debentures are held as a capital asset. This summary does not apply to special classes of holders such as dealers in securities or currencies, holders whose functional currency is not the U.S. dollar, tax-exempt organizations, financial institutions, securities traders that elect to account for their investment in the Debentures on a mark-to-market basis, insurance companies, real estate investment trusts, partnerships and the partners therein, persons holding the Debentures in a hedging transaction or as part of a straddle or conversion transaction, U.S. Holders that own, directly, indirectly, or constructively, 5% or more of the total combined voting power of the Company and holders liable for the alternative minimum tax. Holders in any of these categories should consult their own tax advisors.

        This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, all of which are subject to change, possibly with retroactive effect. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service (the "IRS") or U.S. courts will agree with the tax consequences described in this summary.

        For the purposes of this summary, a "U.S. Holder" is a beneficial owner of the Debentures or common shares issuable upon conversion of the Debentures that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Debentures or common shares issuable upon conversion of the Debentures.

Debentures

Payments of Stated Interest

        Although there is no statutory, judicial or administrative authority that directly addresses the characterization of the instruments with the precise terms of the Debentures for U.S. federal income tax purposes, we intend to take the position that the Debentures will be treated as debt for U.S. federal income tax purposes.

        In accordance with such treatment, payments of the gross amount of stated interest with respect to the Debentures will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting. The amount of interest income realized by a cash method U.S. Holder will be the U.S. dollar value of the Canadian dollar payment based on the exchange rate in effect on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. An accrual method U.S. Holder will accrue interest income on the Debenture in Canadian dollars and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. Holder's taxable year), or, at the accrual method

U.S. Holder's election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. An accrual method U.S. Holder will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to the Debenture if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss.

        Interest paid by us on the Debentures and interest accrued with respect to the Debentures will generally constitute foreign source passive category income. If any Canadian withholding tax is imposed on stated interest in the future, such withholding tax will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under the Code, for credit against a U.S. Holder's federal income tax liability or, at the U.S. Holder's election, for deduction in computing the Holder's taxable income (provided that the U.S. Holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year).

        The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules (including, in the case of foreign tax credits, rules relating to a minimum holding period) that depend on a U.S. Holder's particular circumstances. U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Sale, Redemption, or Other Taxable Disposition of the Debentures

        Other than on a redemption of the Debentures in exchange for our common shares, a U.S. Holder generally will recognize gain or loss on the sale or other taxable disposition of the Debentures in an amount equal to the difference between (i) the amount realized on such sale or other taxable disposition (other than amounts attributable to accrued but unpaid interest, including any additional amounts thereon, which will be taxable as ordinary income to the extent not previously included in income) and (ii) the U.S. Holder's adjusted tax basis in the Debentures. A U.S. Holder's adjusted tax basis in a Debenture generally will be the U.S. dollar value of the purchase price for that Debenture on the date of purchase. If a U.S. Holder receives Canadian dollars in exchange for a Debenture, the amount realized will be the U.S. dollar value of the Canadian dollars received, calculated at the exchange rate in effect on the date the Debentures are sold or otherwise disposed of. If the Debentures are traded on an established securities market, a cash method U.S. Holder (and, if it so elects, an accrual method U.S. Holder) will determine the U.S. dollar value of the cost of a Debenture by translating the amount paid at the spot rate of exchange on the settlement date of the sale or other taxable disposition. Except as described below with respect to foreign currency gain or loss, gain or loss realized by a U.S. Holder on such sale or other taxable disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the Debentures have been held for more than one year. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations. Gain or loss realized by a U.S. Holder on the sale or other taxable disposition of a Debenture generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the U.S. Holder held such Debenture.

        Gain or loss (including foreign currency gain or loss) recognized by a U.S. Holder on the sale or other taxable disposition of the Debentures generally will be U.S.-source gain or loss. Consequently, if any such gain is subject to Canadian income tax, a U.S. Holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the Debentures.

Conversion into Common Shares or Redemption Solely for Common Shares

        A U.S. Holder's conversion of a Debenture solely into common shares and cash in lieu of a fractional share of common shares or the Company's redemption of the Debentures solely for common shares and cash in lieu of a fractional share of common shares will not be a taxable event, except with respect to (i) any foreign currency gain or loss (to the extent of the total gain or loss realized on the conversion), ii) any cash received in lieu of a fractional share of common shares, and iii) any cash received that is attributable to accrued and unpaid interest. Receipt of cash by a U.S. Holder in lieu of a fractional share of common shares will result in capital gain or loss to the U.S. Holder measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder's tax basis in the fractional share, except to the extent of any foreign currency gain or loss.

        A U.S. Holder's tax basis in the common shares received upon a conversion or redemption solely for common shares of a Debenture (including any basis allocable to a fractional share) will equal the tax basis of the Debenture that was converted plus or minus any foreign currency gain or loss. A U.S. Holder's tax basis in a fractional share will be determined by allocating the Holder's tax basis in the common shares between the common shares received upon conversion or redemption and the fractional share, in accordance with their respective fair market values. The U.S. Holder's holding period for the common shares received will include the Holder's holding period for the Debenture converted.

Redemption Partly for Cash and Partly for Common Shares

        The U.S. federal income tax treatment of a U.S. Holder's redemption of the Debentures partly for common shares and partly for cash is uncertain. A U.S. Holder may be treated as exchanging the Debenture for common shares and cash in a recapitalization for U.S. federal income tax purposes. Alternatively, the redemption of a Debenture for a combination of common shares and cash may be treated as in part a conversion of the Debenture into common shares and in part a redemption of the Debenture for cash. U.S. Holders should consult their tax advisors to determine the correct treatment of such redemption.

  Treatment as Recapitalization

        If the redemption is treated as a recapitalization, a U.S. Holder would be required to recognize gain on the redemption, as described below, but would not be allowed to recognize any loss. Such tax treatment may be less favorable to a U.S. Holder than if the redemption were treated as in part a conversion and in part a redemption, as described below. If the redemption constitutes a recapitalization, a U.S. Holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (a) the amount of cash (not including cash received in lieu of fractional shares) and the fair market value of the common shares received (treating fractional shares as received for this purpose) in the exchange (other than any cash) over (b) the U.S. Holder's adjusted tax basis in the Debentures, and (ii) the amount of cash received upon redemption (other than cash received in lieu of fractional shares, which will be treated in the manner described below). For a discussion of the determination of the U.S. dollar adjusted tax basis and the amount realized in U.S. dollars, see "—Sale, Redemption, or Other Taxable Disposition of the Debentures" above.

        Under this treatment, a U.S. Holder's tax basis in the common shares received upon a redemption of a Debenture (including any basis allocable to a fractional share) would equal the tax basis of the Debenture that was redeemed, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain recognized, if any, (other than with respect to a fractional share), plus or minus any foreign currency gain or loss. The holding period for such common shares received by the U.S. Holder would include the period during which the U.S. Holder held the Debentures. Except to the extent of any foreign currency gain, gain recognized will be long-term capital gain if the U.S. Holder has held the Debentures for more than one year. Presently, in the case of certain non-corporate U.S. Holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.

        If a U.S. Holder receives cash in lieu of a fractional share of common shares, such U.S. Holder would be treated as if the fractional share had been issued and then redeemed for cash. The receipt of cash in lieu of a fractional share would result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder's tax basis in the fractional share), except to the extent of any foreign currency gain or loss. A U.S. Holder's tax basis in a fractional share would be determined by allocating the Holder's tax basis in the common shares between the common shares received upon redemption and the fractional share, in accordance with their respective fair market values.

  Possible treatment as Part Conversion and Part Redemption

        Alternatively, if the redemption is treated as a partially taxable exchange, a U.S. Holder would not recognize any income, gain or loss with respect to the portion of the Debentures considered to be converted into common shares, except with respect to (i) any cash received in lieu of a fractional share of stock and (ii) any foreign currency gain or loss. A U.S. Holder's tax basis in the common shares received upon conversion generally would be equal to the portion of its tax basis in a Debenture allocable to the portion of the Debenture deemed converted (excluding the portion of the tax basis that is allocable to any fractional share) plus or minus any foreign currency gain or loss. A U.S. Holder's holding period for such common shares generally would include the period during which the U.S. Holder held the Debenture.

        With respect to the part of the redemption that would be treated under this characterization as a payment in redemption of the remaining portion of the Debenture, a U.S. Holder generally would recognize gain or loss in the same manner as if such holder had disposed of the Debenture in a taxable disposition as described under "—Sale, Redemption, or Other Taxable Disposition of the Debentures" above.

Constructive Dividends

        Pursuant to section 305(c) of the Code, adjustments (or failure to make adjustments) to the conversion rate of the Debentures that have the effect of increasing a U.S. Holder's proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of a U.S. Holder of the Debenture generally will not be considered to result in a deemed distribution to the U.S. Holder. Certain of the possible conversion rate adjustments provided in the Debenture will not qualify as being pursuant to a bona fide reasonable adjustment formula. Accordingly, if a distribution of cash or property is made to a stockholder that would be taxable to the holder as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the Debentures, the conversion rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the Debentures, notwithstanding the fact that the U.S. Holder does not receive a cash payment. Any deemed distribution will be taxable as a dividend, return of capital or capital gain, as described below in "—Common Shares—Taxation of Distributions." It is unclear, however, whether such deemed distribution would be eligible for the reduced tax rate presently applicable to certain dividends paid to non-corporate Holders or for the dividends-received deduction applicable to certain dividends paid to corporate Holders. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends in their particular circumstances.

Common Shares

Taxation of Distributions

        The gross amount of distributions paid by the Company out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) with respect to the common shares (including the amount of any Canadian taxes withheld) generally will be taxed as ordinary dividend income at the time of receipt by a U.S. Holder. The dividends generally will be treated as foreign-source income and will not be eligible for the dividends-received deduction available to domestic corporations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder's basis in its common shares and thereafter as capital gain. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from the Company. The amount of any dividend paid in Canadian dollars will equal the U.S. dollar value of the Canadian dollars received calculated by reference to the exchange rate in effect on the date the dividend is received by a U.S. Holder regardless of whether the Canadian dollars are converted into U.S. dollars on such date. If such a dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received in the distribution are not converted into U.S. dollars on the date of receipt, a U.S. Holder of the common shares will have a basis in the Canadian dollars equal to its U.S. dollar value on the date of receipt. Any gain or loss recognized upon a subsequent conversion or other disposition of the Canadian dollars will be treated as U.S.-source ordinary income or loss for foreign tax credit limitation purposes.

        Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual and certain other non-corporate U.S. Holders in taxable years beginning before January 1, 2013 from a qualified foreign corporation may be subject to reduced rates of taxation. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the United States. Treasury Department guidance indicates that upon the listing of our common shares on the NYSE, the Common Shares are considered readily tradable on an established securities market in the United States.

        With certain exceptions as described below and subject to the discussion in the last paragraph of this section, the Canadian withholding tax that is imposed on distributions with respect to the common shares will be treated as a foreign income tax that is eligible (subject to generally applicable limitations and conditions under U.S. tax laws) for credit against a U.S. Holder's federal income tax liability or, at the U.S. Holder's election, for deduction in computing the Holder's taxable income. If a refund of the tax withheld is available under the laws of Canada or under the Treaty, the amount of tax withheld that is refundable will not be eligible for such credit against a U.S. Holder's U.S. federal income tax liability (and will not be eligible for the deduction against a U.S. Holder's U.S. federal taxable income). The use of foreign tax credits is subject to complex rules and limitations. Generally, the total amount of allowable foreign tax credits in any year cannot exceed the U.S. Holder's regular U.S. tax liability for the year attributable to foreign-source taxable income. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividend income generally will constitute "passive category" income, or in the case of certain U.S. Holders, "general category" income. In addition, foreign tax credits may not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities. Holders are urged to consult their tax advisor concerning their eligibility for benefits under the Treaty, whether, and to what extent, a foreign tax credit will be available, and, if so, whether to claim a credit or deduction.

        Canadian withholding taxes must be translated into U.S. dollars using the exchange rate in effect on the day the taxes were paid (in the case of cash basis and electing accrual basis Holders) or at the average exchange rate for the year of accrual (in the case of accrual basis Holders who have not made such an election). Any such election will apply for the taxable year in which it is made and all subsequent taxable years, unless revoked with the consent of the IRS.

        It is possible that we are, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S.-source income (rather than foreign-source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S.-source income. The effect of this rule may be to treat a portion of any dividends we pay as U.S.-source income. Treatment of the dividends as U.S.-source income in whole or in part may limit a U.S. Holder's ability to claim a foreign tax credit for the Canadian withholding taxes payable in respect of the dividends. Subject to certain limitations, the Code permits a U.S. Holder entitled to benefits under the U.S.-Canadian income tax treaty to elect to treat any Company dividends as foreign-source income for foreign tax credit purposes. U.S. Holders should consult their own tax advisors about the desirability of making, and the method of making, such an election.

Sale or Other Disposition of Common Shares

        Upon a sale, exchange, or other taxable disposition of the common shares, the U.S. Holder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized on the disposition and the U.S. Holder's adjusted tax basis, determined in U.S. dollars, in the common shares that are disposed of. Such gain or loss generally will be U.S.-source gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the common shares for more than one year. Net long-term capital gain recognized by a non-corporate U.S. Holder generally will be taxed at a preferential rate. The deductibility of capital losses is subject to limitations.

        A U.S. Holder's tax basis in the common shares will generally be their U.S. dollar cost. The U.S. dollar cost of common shares purchased with Canadian dollars will generally be the U.S. dollar value of the purchase price on the date of purchase, or the settlement date for the purchase in the case of shares traded on an established securities market (as defined in the applicable Treasury Regulations) that are purchased by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects). The amount realized on a sale or other disposition of the common shares for an amount in Canadian dollars will be the U.S. dollar value of this amount on the date of sale or disposition. On the settlement date, the U.S. Holder will recognize U.S.-source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of shares traded on an established securities market that are sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized will be based on the exchange rate in effect on the settlement date for the sale, and no exchange gain or loss will be recognized at that time. If an accrual basis U.S. Holder makes an election described above, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

Disposition of Foreign Currency

        Foreign currency received as interest on a Debenture or as dividend on common shares issuable upon conversion of the Debenture, or on the sale or other disposition of a Debenture or common shares issuable upon conversion of the Debenture, will have a tax basis equal to its U.S. dollar value at the time the interest or dividend is received or at the time of the sale or other disposition. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of foreign currency (including its use to purchase Debentures or an exchange for U.S. dollars) generally will be U.S. source ordinary income or loss.

Backup Withholding and Information Reporting

        Information returns will be filed with the IRS in connection with payments on the Debentures, dividends on the common shares issuable upon conversion of the Debentures, and the proceeds from a taxable disposition of the Debentures or the common shares. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

        We may be required to report to the IRS and to U.S. Holders the amount of a deemed distribution taking place on or after January 1, 2013.

UNDERWRITING

        We are offering the Debentures in this prospectus supplement through the underwriters named below. TD Securities Inc. and BMO Nesbitt Burns Inc. are the joint book-running managers of this offering. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to issue and sell, and the underwriters have agreed to purchase, as principals, on the closing date, being December 11, 2012 or such other date as may be agreed upon by us and the underwriters, but in any event not later than December 23, 2012 an aggregate of Cdn$100,000,000 principal amount of Debentures. Subject to certain conditions, the underwriters have agreed to purchase the aggregate principal amount of Debentures indicated in the following table:

Underwriters	Amount of Debentures
TD Securities Inc.	Cdn$	24,000,000
BMO Nesbitt Burns Inc.	Cdn$	24,000,000
CIBC World Markets Inc.	Cdn$	13,000,000
RBC Dominion Securities Inc.	Cdn$	13,000,000
National Bank Financial Inc.	Cdn$	10,000,000
Scotia Capital Inc.	Cdn$	10,000,000
Desjardins Securities Inc.	Cdn$	3,000,000
Macquarie Capital Markets Canada Ltd.	Cdn$	3,000,000

Total	Cdn$	100,000,000

        The underwriters are committed to take and pay for all of the Debentures being offered, if any are taken. Each of the underwriters may terminate its obligations under the underwriting agreement at its discretion upon the occurrence of certain stated events. The underwriters propose to offer the Debentures to the public initially at the offering price and in the principal amount, respectively, specified on the cover page of this prospectus supplement. After the underwriters have made a reasonable effort to sell all of the Debentures offered hereby at the offering price and in the principal amount, respectively, specified on the cover page, the price per Debenture for the Debentures may be decreased and may be further changed from time to time to amounts not greater than those set forth on the cover page. The compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by the purchasers of the Debentures is less than the amount paid by the underwriters to us. To the extent any Debentures are offered in the United States through certain of the underwriters, such Debentures will be so offered, either directly or indirectly, through the respective U.S. broker-dealer affiliates of such underwriters.

        The Debentures will be issued in "book-entry only" form and must be purchased or transferred through a CDS participant (a "CDS Participant"). At closing, we will cause global certificates representing the Debentures being offered to be delivered to, and registered in the name of, CDS or its nominee. All rights of holders of the Debentures must be exercised through, and all payments or other property to which such holder is entitled will be made or delivered by, CDS or the CDS Participant through which the holder of Debentures holds such Debentures. Each person who acquires Debentures will receive only a customer confirmation of purchase from the underwriter or registered dealer from or through which the Debentures are acquired in accordance with the practices and procedures of that underwriter or registered dealer. The practices of registered dealers may vary, but generally customer confirmations are issued promptly after execution of a customer order. CDS is responsible for establishing and maintaining book-entry accounts for its CDS Participants having interests in the Debentures.

        We expect that delivery of the Debentures will be made against payment therefor on or about the closing date of this offering specified on the cover page of this prospectus, which is eight business days following the date of pricing of the Debentures (November 29, 2012) (this settlement cycle being referred to as "T+8"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Debentures prior to the closing date may be required, by virtue of the fact that the Debentures initially will settle in T+8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Debentures who wish to trade their Debentures prior to the closing date should consult their own advisor.

Commissions and discounts

        The following table shows the per Debenture and total underwriting discounts and commissions to be paid to the underwriters by us:

Per Debenture	Cdn$	40
Total	Cdn$	4,000,000

        We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions will be approximately Cdn$0.5 million.

Lock-up

        Subject to certain exceptions, we and our senior officers and directors have agreed with the underwriters, subject to certain exceptions, not to issue, offer, sell, contract to sell or otherwise dispose of any of the Debentures or common shares or any securities convertible into or exercisable or exchangeable for any Debentures or common shares or financial instruments convertible into or exercisable or exchangeable for Debentures or common shares, or announce any intention to effect any of the foregoing, for a period of 90 days from the closing of this offering without the prior written consent of TD Securities Inc. and BMO Nesbitt Burns Inc., on behalf of the underwriters, which consent may not be unreasonably withheld; except in each case for (i) issuances upon the exercise of outstanding convertible debentures, options or warrants, (ii) the issuance of securities pursuant to our Long Term Incentive Plan and 2012 Equity Incentive Plan, and (iii) the issuance of common shares pursuant to our dividend reinvestment plan.

        Notwithstanding the foregoing, if (i) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs.

Indemnification and contribution

        We have agreed to indemnify the underwriters and their affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we have agreed to contribute to the payments the underwriters, their affiliates and controlling persons may be required to make in respect of those liabilities.

Listing

        There is currently no trading market for the Debentures. We have applied to list the Debentures and the common shares issuable upon the conversion of the Debentures on the TSX, which listing will be subject to the Company fulfilling all of the listing requirements of the TSX. We have also applied to list the common shares issuable upon conversion of the Debentures on the NYSE. Listing will be subject to the Company fulfilling all of the listing requirements on the TSX and the NYSE. Our outstanding common shares are listed on the TSX under the symbol "ATP" and on the NYSE under the symbol "AT."

Price stabilization, short positions and passive market making

        In connection with the offering of the Debentures, the underwriters or their respective affiliates may purchase and sell the Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Debentures while the offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because an underwriter has repurchased Debentures sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of these activities may cause the price of the Debentures to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Debentures. In addition, neither we nor any of the underwriters make any representation that any of the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

        Pursuant to policy statements of certain Canadian securities regulators, the underwriters may not, throughout the period of distribution, bid for or purchase the Debentures. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, any of the Debentures. These exceptions include bids or purchases permitted under the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities and bids or purchases made for and on behalf of a customer where the order was not solicited during the period of distribution. Under the first mentioned exception, in connection with this offering, the underwriters may effect transactions that stabilize or maintain the market price of the Debentures at levels other than those which might otherwise prevail in the open market. Those transactions, if commenced, may be interrupted or discontinued at any time.

Other relationships

        Certain of the underwriters and their affiliates have in the past provided, are currently providing and may in the future from time to time provide, investment banking and other financing, trading, banking, research, transfer agent and trustee services to us or our subsidiaries, for which they have in the past received, and may currently or in the future receive, customary fees and expenses. An affiliate of each of TD Securities Inc. and BMO Nesbitt Burns Inc. is a lender to us and certain of our subsidiaries under an amended and restated credit agreement dated as of November 4, 2011 between us, certain of our subsidiaries and a syndicate of financial institutions, as amended, pursuant to which they have made available to us a senior revolving credit and letter of credit facilities up to an approximate amount of US$300 million. As at November 30, 2012, approximately US$20.0 million was outstanding under the credit facility. Indebtedness under the credit facility is secured by pledges of membership interests and capital stock of, and guarantees provided by certain subsidiaries of the Company.

LEGAL MATTERS

        Certain legal matters relating to the issue and sale in Canada of the securities offered hereby will be passed upon for us by Goodmans LLP and for the underwriters by Blake, Cassels & Graydon LLP. Cleary Gottlieb Steen & Hamilton LLP is acting as U.S. counsel to us, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as U.S. counsel to the underwriters, in connection with this offering.

EXPERTS

        The consolidated financial statements and financial statement schedule of Atlantic Power Corporation as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 appearing in Atlantic Power's Annual Report on Form 10-K for the year ended December 31, 2011, as amended (including the schedule appearing therein), have been so incorporated by reference herein in reliance upon the reports of the United States and Canadian firms of KPMG LLP, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in auditing and accounting.

        The financial statements of Chambers Cogeneration Limited Partnership as of December 31, 2010 and for the year then ended incorporated herein by reference to Atlantic Power's Annual Report on Form 10-K for the year ended December 31, 2011, as amended, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Chambers Cogeneration Limited Partnership restatement of its financial statements as described in the Restatement of Previously Issued Financial Statements section of Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Capital Power Income L.P. as of December 31, 2010 and 2009 and for each of the years in the three year period ended December 31, 2010, incorporated herein by reference to Atlantic Power's Current Report on Form 8-K/A filed with the SEC on December 20, 2011, have been so incorporated by reference herein in reliance on the report of the Canadian firm of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Common Shares
Debt Securities

        We may offer from time to time our common shares and debt securities. We will provide specific terms of the securities which we may offer in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. Securities may be sold for U.S. dollars or Canadian dollars.

        Our common shares trade on the Toronto Stock Exchange (the "TSX") under the symbol "ATP" and on the New York Stock Exchange (the "NYSE") under the symbol "AT." The applicable prospectus supplement will contain information, where applicable, regarding the listing of the securities covered by such prospectus supplement or term sheet.

        The securities may be offered directly by us or by any selling security holder, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled "About This Prospectus" and "Plan of Distribution" for more information.

        Investing in our securities involves risks. See "Risk Factors" on page 7 before you make your investment decision.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2012.

        You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement or any applicable free writing prospectus or, for prospective purchasers in Canada, the Canadian prospectus relating to this offering. If anyone provides you with different or additional information, you should not rely on it. We have not authorized anyone to provide you with different, inconsistent or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement, any free writing prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

About this Prospectus

        This prospectus is part of an automatic shelf registration statement that we have filed with the Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), using a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

        Each time we offer to sell securities, we will provide a supplement to this prospectus or a term sheet that will contain specific information about the terms of that offering. The prospectus supplement or a term sheet will describe the specific terms of that offering. The prospectus supplement or term sheet may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any term sheet together with the information contained in the documents we refer to under the heading "Where You Can Find More Information".

        As used in this prospectus, the terms "Atlantic Power," the "Company," "we," "our" and "us" refer to Atlantic Power Corporation, together with those entities owned or controlled by Atlantic Power Corporation, unless the context indicates otherwise. Unless otherwise noted, all references to "C$," "Cdn$" and "Canadian dollars" are to the lawful currency of Canada and all references to "$," "US$" and "U.S. dollars" are to the lawful currency of the United States. This prospectus includes our trademarks and other trade names identified herein. All other trademarks and trade names appearing in this prospectus are the property of their respective holders.

Where You Can Find More Information

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov and on our website at http://www.atlanticpower.com. We have included the SEC's web address and our web address as inactive textual references only. Our website is not incorporated into, and does not constitute a part of, this prospectus or any other report or documents we file with or furnish to the SEC.

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. Atlantic Power's SEC file number is 001-34691. We are incorporating by reference the documents listed below, which were previously filed by us with the SEC:

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  our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, as amended on April 2, 2012;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 7, 2012;

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  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on August 8, 2012;

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  our annual Proxy Statement on Schedule 14A relating to our annual meeting of shareholders, filed with the SEC on April 30, 2012;

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  our Current Reports on Form 8-K filed with the SEC on February 3, 2012, March 2, 2012, April 5, 2012, June 25, 2012, July 6, 2012 and July 16, 2012, except, in any such cases, the portions furnished and not filed pursuant to Item 7.01 or otherwise;

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  the audited consolidated financial statements of Capital Power Income L.P. and its subsidiaries as of December 31, 2010 and 2009 and for each of the three years ended December 31, 2010, 2009 and 2008, and the notes related thereto, filed as Exhibit 99.1 to our Current Report on Form 8-K/A, filed with the SEC on December 20, 2011;

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  the unaudited condensed interim consolidated financial statements of Capital Power Income L.P. and its subsidiaries as of and for the three and nine months ended September 30, 2011 and 2010 and the notes related thereto, filed as Exhibit 99.2 to our Current Report on Form 8-K/A, filed with the SEC on December 20, 2011;

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  the unaudited pro forma condensed combined consolidated statement of operations of the Company and Atlantic Power Limited Partnership for the year ended December 31, 2011 and the notes related thereto, included under the heading "Unaudited Pro Forma Condensed Consolidated Statement of Operations" in our prospectus filed with the SEC pursuant to Rule 424(b) on July 3, 2012;

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  the description of the Company's common shares contained in the Company's Registration Statement on Form 10, filed with the SEC on July 21, 2010; and

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  all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, except as to any portion of any future report or document that is not deemed filed under such provisions.

        You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following: Atlantic Power Corporation, One Federal Street, Floor 30, Boston, Massachusetts 02110. Our telephone number is (617) 977-2400.

Our Company

        Atlantic Power Corporation owns and operates a diverse fleet of power generation and infrastructure assets in the United States and Canada. Our power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements ("PPAs"), which seek to minimize exposure to changes in commodity prices. Our power generation projects in operation have an aggregate gross electric generation capacity of approximately 3,397 megawatts (or "MW") in which our aggregate ownership interest is approximately 2,141 MW. Our current portfolio consists of interests in 31 operational power generation projects across 11 states in the United States and two provinces in Canada and a 500-kilovolt 84-mile electric transmission line located in California. In addition, we have one 53 MW biomass project under construction in Georgia and one approximately 300 MW wind project under construction in Oklahoma. We also own a majority interest in Rollcast Energy Inc., a biomass power plant developer in North Carolina. Twenty-three of our projects are wholly-owned subsidiaries.

        We sell the capacity and energy from our power generation projects under PPAs with a number of utilities and other parties. Under the PPAs, which have expiration dates ranging from 2012 to 2037, we receive payments for electric energy delivered to our customers (known as energy payments), in addition to payments for electric generating capacity (known as capacity payments). We also sell steam from a number of our projects to industrial purchasers under steam sales agreements. The transmission system rights associated with our power transmission project entitle us to payments indirectly from the utilities that make use of the transmission line.

        Our power generation projects generally have long-term fuel supply agreements, typically accompanied by fuel transportation arrangements. In most cases, the term of the fuel supply and transportation arrangements corresponds to the term of the relevant PPAs. Many of the PPAs and steam sales agreements provide for the indexing or pass-through of fuel costs to our customers. In cases where there is no pass-through of fuel costs, we often attempt to mitigate the market price risk of changing commodity costs through the use of financial hedging strategies.

        We directly operate and maintain more than half of our power generation fleet. We also partner with recognized leaders in the independent power industry to operate and maintain our other projects, including Caithness Energy, LLC, Colorado Energy Management, Power Plant Management Services and the Western Area Power Administration. Under these operation, maintenance and management agreements, the operator is typically responsible for operations, maintenance and repair services.

        Our common shares trade on the TSX under the symbol "ATP" and on the NYSE under the symbol "AT." Our 6.50% convertible secured debentures due October 31, 2014 issued pursuant to the trust indenture dated as of October 11, 2006 between us and Computershare Trust Company of Canada (the "Debenture Trustee") as supplemented by the first supplemental indenture dated as of November 27, 2009 trade on the TSX under the symbol "ATP.DB." Our 6.25% convertible unsecured subordinated debentures due March 15, 2017 issued pursuant to the trust indenture dated as of December 17, 2009 between us and the Debenture Trustee trade on the TSX under the symbol "ATP.DB.A." Our 5.60% Series B convertible unsecured subordinated debentures due June 30, 2017 issued pursuant to the trust indenture dated December 17, 2009 between us and the Debenture Trustee as supplemented by the first supplemental indenture dated October 20, 2010 trade on the TSX under the symbol "ATP.DB.B." Our 5.75% Series C convertible unsecured subordinated debentures due June 30, 2019 issued pursuant to the trust indenture dated December 17, 2009 between us and the Debenture Trustee as supplemented by the second supplemental indenture dated July 5, 2012 trade on the TSX under the symbol "ATP.DB.U." The issued and outstanding preferred shares of our indirect, wholly-owned subsidiary, Atlantic Power Preferred Equity Ltd. trade on the TSX under the symbols "AZP.PR.A" and "AZP.PR.B."

        Our registered office is located at 355 Burrard Street, Suite 1900, Vancouver, British Columbia, Canada V6C 2G8 and our headquarters is located at One Federal Street, Floor 30, Boston, Massachusetts 02110 USA. Our telephone number in Boston is (617) 977-2400 and the address of our website is www.atlanticpower.com. We make available, free of charge, on our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Additionally, we make available on our website, our Canadian securities filings. Other than specific documents incorporated by reference, information on our web site is not incorporated into this prospectus or our other securities filings and does not form a part of this prospectus.

Cautionary Note Regarding Forward-Looking Statements

        This prospectus, the prospectus supplements, the documents incorporated or deemed to be incorporated by reference in this prospectus and other written or oral statements made from time to time by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies, synergies, revenue enhancements, competitive positions, plans and objectives of management and growth opportunities of Atlantic Power Corporation, and with respect to the markets for Atlantic Power common shares and other matters. Statements in this prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as forward-looking statements for the purpose of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the Exchange Act and forward-looking information within the meaning defined under applicable Canadian securities legislation (collectively, "forward-looking statements").

        Forward-looking statements can generally be identified by the use of words such as "should," "intend," "may," "expect," "believe," "anticipate," "estimate," "continue," "plan," "project," "will," "could," "would," "target," "potential" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things:

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  the amount of distributions expected to be received from our projects;

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  the ability of the Company to generate sufficient amounts of cash and cash equivalents to maintain our operations and meet obligations as they become due;

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  the expected use of proceeds from offerings of our securities;

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  the impact of legislative, regulatory, competitive and technological changes;

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  expectations regarding completion of construction of certain projects; and

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  other risk factors relating to us and the power industry, as detailed from time to time in our filings with the SEC and the Canadian Securities Administrators.

        You are cautioned that any forward-looking statement speaks only as of the date of this prospectus or, if such statement is included in a document incorporated by reference into this prospectus, as of the date of such other document. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Risk Factors

        Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K, as amended, any subsequent Quarterly Reports on Form 10-Q and SEC reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (ii) contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see "Where You Can Find More Information." The risks and uncertainties in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

Use of Proceeds

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of common shares and debt securities offered by this prospectus for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness and the financing of future acquisitions. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

        We will not receive any proceeds in the event that securities offered and sold hereunder are those being re-sold into the public markets by an existing securityholder.

Ratio of Earnings to Fixed Charges

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated calculated on the basis of the U.S. GAAP financial statements incorporated by reference in this prospectus. For this purpose, "earnings" consists of earnings from continuing operations and distributed income of equity investees, excluding income taxes, non-controlling interests share in earnings and fixed charges, other than capitalized interest, and "fixed charges" consists of project-level interest expense and corporate level interest expense.

	Year Ended December 31,							Six Months Ended June 30, 2012
	2011		2010	2009		2008	2007
Ratio of Earnings to Fixed Charges		(1)	2.08		(1)	2.24	1.58		(1)

(1)
For purposes of computing this ratio of earnings to fixed charges, fixed charges consist of project-level interest expense and corporate level interest expense. Earnings consist of earnings from continuing operations and distributed income of equity investees, excluding income taxes, non-controlling interests share in earnings and fixed charges, other than capitalized interest. Earnings were insufficient to cover fixed charges as the loss before taxes was $43.9 million and $54.2 million, for the years ended December 31, 2011 and 2009, respectively, and $63.1 million for the six months ended June 30, 2012.

Description of Common Shares

        The following summary description sets forth some of the general terms and provisions of our common shares. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common shares, you should refer to the provisions of our Articles of Continuance, which we refer to as our "Articles."

Common shares

        Our Articles authorize an unlimited number of common shares. At the close of business on August 3, 2012, 119,248,868 of our common shares were issued and outstanding.

        Our common shares are listed on the TSX under the symbol "ATP" and on the NYSE under the symbol "AT." Holders of our common shares are entitled to receive dividends as and when declared by our board of directors and are entitled to one vote per common share on a vote by poll, or one vote per person present who is a shareholder or a proxy holder for a vote by show of hands, in each case with respect to all matters to be voted on at meetings of shareholders. We are limited in our ability to pay dividends on our common shares by restrictions under the Business Corporations Act (British Columbia), which we refer to as the "BC Act," relating to our solvency before and after the payment of a dividend. Holders of our common shares have no statutory preemptive, conversion or redemption rights and are not subject to further assessment by us.

        Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of common shares are entitled to share ratably in the remaining assets available for distribution, after payment of liabilities.

        Pursuant to our Articles and the provisions of the BC Act, certain actions that may be proposed by us require the approval of our shareholders. We may, by special resolution and subject to our Articles, increase our authorized capital by such means as creating shares with or without par value or increasing the number of shares with or without par value. We may, by special resolution and subject to the BC Act, alter our Articles to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of our shares. We may also, by special resolution and subject to the BC Act, alter our Articles to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the BC Act and our Articles, a special resolution is a resolution passed at a duly-convened meeting of shareholders by not less than two-thirds of the votes cast in person or by proxy at the meeting, or a written resolution consented to by all shareholders who would have been entitled to vote at the meeting of shareholders.

Certain provisions of our Articles and the BC Act

        We are governed by the BC Act. Our Articles contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise.

Advance notice procedures

        Under the BC Act, shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office. The notice must include information on the business the shareholder intends to bring before the meeting. These provisions could have the effect of delaying until the next shareholder meeting shareholder actions that are favored by the holders of a majority of our outstanding voting securities. Our Articles establish an advance notice procedure for "special business" and shareholder proposals to be brought before a meeting of shareholders. For special business, advance notice describing the special business to be discussed at the meeting must be provided and that notice must include any documents to be approved or ratified as an addendum or state that such document will be available for inspection at our records office or other reasonably accessible location. Shareholders at an annual meeting may not consider proposals or nominations that are not specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder of record on the record date for the meeting or a proxyholder who is entitled to vote at the meeting.

Shareholder requisitioned meeting

        Under the BC Act, shareholders holding in the aggregate 1/20 of our outstanding common shares may request the directors to call a general meeting of shareholders to deal with matters that may be dealt with at a general meeting, including election of directors. If the directors do not call the meeting within the timeframes specified in the BC Act, the shareholder can call the meeting and we must reimburse the costs.

Removal of directors and increasing board size

        Under our Articles, directors may be removed by shareholders by passing an ordinary resolution of a simple majority of shareholders with the right to vote on such resolution. Further, under our Articles and subject to the BC Act, the directors may appoint additional directors up to one-third of the directors elected by the shareholders.

Canadian securities laws

        We are a reporting issuer in each of the provinces and territories of Canada and therefore subject to the securities laws in each such province and territory. Canadian securities laws require reporting of share purchases and sales by shareholders acquiring beneficial ownership of, or the power to exercise control or direction over, 10% or more of our common shares, including certain prescribed public disclosure of their intentions for their holdings. Canadian securities laws also govern how any offer to acquire 20% or more of our equity or voting shares must be conducted. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof. This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities law in the provinces and territories of Canada.

Indemnification of Directors and Officers

        Under the BC Act, we may indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of another corporation or one of our affiliates, and his or her heirs and personal representatives, against all costs, charges and expenses, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or her including an amount paid to settle an action or satisfy a judgment in respect of any legal proceeding or investigative action to which he or she is made a party by reason of his or her position and provided that the director or officer acted honestly and in good faith with a view to the best interests of Atlantic Power Corporation or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his or her conduct was lawful. Other forms of indemnification may be made with court approval.

        In accordance with our Articles, we shall indemnify every director or former director, or may, subject to the BC Act, indemnify any other person. We have entered into indemnity agreements with our directors and executive officers, whereby we have agreed to indemnify the directors and officers to the extent permitted by our Articles and the BC Act.

        Our Articles permit us, subject to the limitations contained in the BC Act, to purchase and maintain insurance on behalf of any person, as the board of directors may from time to time determine. Our directors and officers liability insurance coverage consists of three policies with aggregate limits of $50 million.

Transfer agent and registrar

        Computershare Investor Services Inc. and Computershare Trust Company, N.A. serve as our transfer agents and registrars for our common shares.

Description of Debt Securities

        We may offer secured or unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible into another security.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. We may issue debt securities in one or more series under the trust indenture, dated as of December 17, 2009, between us and Computershare Trust Company of Canada, as trustee. We may issue debt securities in one or more series under a New York law indenture to be entered into between us and a trustee to be named in the indenture. The form of the New York indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. We use the term "indentures" to refer to both the Canadian indenture and the New York indenture, and we use the term "trustee" to refer to the trustee under either indenture, as applicable. The indentures will be qualified under the Trust Indenture Act of 1939 (the "TIA"). The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the indenture by the TIA. You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

        The aggregate principal amount of debt securities that may be issued under the indentures is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

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  the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

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  whether the debt securities will be senior, subordinated or junior subordinated;

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  whether the debt securities will be secured or unsecured;

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  any applicable subordination provisions for any subordinated debt securities;

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  the maturity date(s) or method for determining same;

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  the interest rate(s) or the method for determining same;

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  the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

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  whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

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  redemption or early repayment provisions;

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  authorized denominations;

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  if other than the principal amount, the principal amount of debt securities payable upon acceleration;

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  place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

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  whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;

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  amount of discount or premium, if any, with which such debt securities will be issued;

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  any covenants applicable to the particular debt securities being issued;

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  any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

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  the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

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  the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

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  the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the company can select the payment currency;

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  our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

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  our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

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  any restriction or conditions on the transferability of the debt securities;

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  provisions granting special rights to holders of the debt securities upon occurrence of specified events;

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  additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

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  additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

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  whether and under what circumstances we will pay additional amounts to non-Canadian holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts;

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

  •
  any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

        We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

        We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

        Material United States and Canadian federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt Securities Issued under the Canadian Indenture

        The following summary description sets forth some of the general terms and provisions of the Canadian indenture. Because this is a summary description, it does not contain all of the information that may be important to you and is qualified in its entirety by reference to the Canadian indenture, any supplement to the Canadian indenture under which debt securities are issued ("Canadian Debt Securities") and the form of the Canadian Debt Securities as filed with securities regulators in Canada and the United States.

General

        Canadian Debt Securities issued under and pursuant to the provisions of the Canadian indenture, as supplemented by a supplement (each, a "supplemental indenture") will be issuable only in denominations of $1,000 and integral multiples thereof, unless otherwise specified in such supplemental indenture. At the closing of the applicable offering, the Canadian Debt Securities will be available for delivery in book-entry form only through the facilities of CDS Clearing and Depository Services Inc. ("CDS"). Holders of beneficial interests in the Canadian Debt Securities will not have the right to receive physical certificates evidencing their ownership of Canadian Debt Securities except under certain circumstances described under "Description of Canadian Debt Securities—Book entry, delivery and form." No fractional Canadian Debt Securities will be issued.

        The interest on the Canadian Debt Securities will be payable in lawful money of Canada, unless otherwise specified in the applicable supplemental indenture. Subject to any required regulatory approval and provided no event of default has occurred and is continuing, the Company shall have the option to pay such interest by delivering a number of common shares to an agent for sale, in which event holders of the Canadian Debt Securities will be entitled to receive a cash payment equal to the interest owed from the proceeds of the sale of the requisite number of common shares by the agent. The Canadian indenture does not, and any supplemental indenture will not, contain a requirement for the Company to increase the amount of interest or other payments to holders of Canadian Debt Securities should the Company become required to withhold amounts in respect of income or similar taxes on payment of interest or other amounts.

        The principal on the Canadian Debt Securities will be payable in lawful money of Canada, unless otherwise specified in the applicable supplemental indenture, or, at the option of the Company and subject to applicable regulatory approval, by delivery of common shares to satisfy in whole or in part its obligation to repay the principal under the Canadian Debt Securities as further described under "Description of Canadian Debt Securities—Payment upon redemption or maturity" and "Description of Canadian Debt Securities—Redemption and purchase."

        The Canadian Debt Securities will be direct obligations of the Company and will not be secured by any mortgage, pledge, hypothec or other charge and will be subordinated to other liabilities of the Company as described under "Description of Canadian Debt Securities—Subordination."

        The Canadian indenture does not, and any supplemental indenture will not, restrict the Company from incurring additional indebtedness for borrowed money or from mortgaging, pledging or charging its assets to secure any indebtedness. The Canadian Debt Securities will be transferable, and may be presented for conversion, at the principal offices of the Debenture Trustee in Toronto, Ontario.

Conversion Privilege

        The Canadian Debt Securities may, if so provided in the applicable supplemental indenture, be convertible at the holder's option into fully paid, non-assessable and freely-tradeable common shares at any time prior to the close of business on the earlier of the specified maturity date and the last business day immediately preceding the date specified by the Company for redemption of the Canadian

Debt Securities, at a specified conversion price. No adjustment will be made for dividends or distributions payable on common shares issuable upon conversion; however, holders converting their Canadian Debt Securities shall be entitled to receive, in addition to the applicable number of common shares, accrued and unpaid interest in respect thereof for the period up to but excluding the date of conversion from the latest interest payment date.

        Subject to the provisions thereof, the Canadian indenture provides for the adjustment of the conversion rights in certain events including: (i) the subdivision or consolidation of the outstanding common shares; (ii) the issue of common shares or securities convertible into common shares by way of stock dividend or other distribution; (iii) the issuance of options, rights or warrants to all or substantially all the holders of common shares entitling them to acquire common shares or other securities convertible into common shares at less than 95% of the then current market price of the common shares; and (iv) the distribution to all or substantially all holders of common shares of any securities or assets (other than cash dividends and equivalent dividends in securities paid in lieu of cash dividends in the ordinary course).

        Provided the common shares are then listed on the TSX and/or the NYSE, the term "current market price" will mean the volume weighted average price of the common shares on the TSX or the NYSE, as the case may be, for the 20 consecutive trading days ending on the fifth trading day preceding the date of the applicable event, as specified in the applicable supplemental indenture in respect of the Canadian Debt Securities issued thereunder.

        There will be no adjustment of the conversion price in respect of any event described in (ii), (iii) or (iv) above if, subject to prior regulatory approval, if required, the holders of the Canadian Debt Securities are allowed to participate as though they had converted their Canadian Debt Securities prior to the applicable record date or effective date. The Company will not be required to make adjustments in the conversion price unless the cumulative effect of such adjustments would change the conversion price by at least 1%. In the case of any reclassification of the common shares or a capital reorganization of the Company (other than as described in (i) or (ii) above) or in case of any amalgamation, arrangement or merger of the Company with or into any other entity, or in the case of any sale or conveyance of the properties and assets of the Company as, or substantially as, an entirety to any other entity, or a liquidation, dissolution or winding-up of the Company, the terms of the conversion privilege shall be adjusted so that each Canadian Debt Security shall, after such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance or liquidation, dissolution or winding-up or other similar transaction, be exercisable, in lieu of common shares, for the kind and amount of securities or property of the Company, or such continuing, successor or purchaser entity, as the case may be, which the holder thereof would have been entitled to receive as a result of such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance or liquidation, dissolution or winding-up or other similar transaction if on the effective date thereof it had been the holder of the number of common shares into which the Canadian Debt Security was convertible prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance or liquidation, dissolution or winding-up or other similar transaction. For example, if the Company were to sell all of its properties and assets for cash consideration, any Canadian Debt Securities that remain outstanding following such sale would then be convertible into cash, in an amount per common share otherwise issuable upon conversion of the Canadian Debt Security equal to the cash consideration per common share received by the holders of common shares pursuant to such sale.

        No fractional common shares will be issued on any conversion of the Canadian Debt Securities, but in lieu thereof, the Company shall satisfy such fractional interest by a cash payment equal to the current market price of such fractional interest. Upon conversion, the Company may offer, and the converting holder may agree to, the delivery of cash for all or a portion of the Canadian Debt Securities surrendered in lieu of common shares.

Redemption and Purchase

        The Canadian Debt Securities may not be redeemable by the Company on or before the date specified. See "Description of Canadian Debt Securities—Repurchase upon a change of control." During specified periods, the Canadian Debt Securities may be redeemed at the option of the Company, in whole at any time or in part from time to time, on not more than 60 days and not less than 30 days prior notice, at specified redemption price(s) with or without specified conditions, including, for example, that the volume weighted average price of the common shares on the TSX or the NYSE, as the case may be, for the 20 consecutive trading days ending on the fifth trading day preceding the date on which notice of redemption is given is not less than a specified percentage of the conversion price.

        In the case of redemption of less than all of the Canadian Debt Securities, the Canadian Debt Securities to be redeemed will be selected by the Debenture Trustee on a pro rata basis or in such other manner as the Debenture Trustee deems equitable, subject to the consent of the TSX.

        The Company will have the right to purchase Canadian Debt Securities in the market, by tender or by private contract subject to regulatory requirements; provided, however, that if an event of default (as defined herein) has occurred and is continuing, the Company will not have the right to purchase the Canadian Debt Securities by private contract.

Payment upon Redemption or Maturity

        On redemption (the "Redemption Date") or on the maturity date, the Company will repay the indebtedness represented by the Canadian Debt Securities by paying to the Debenture Trustee in lawful money of Canada, unless another currency is specified in the applicable supplemental indenture, an amount equal to the redemption price or principal amount of the outstanding Canadian Debt Securities, together with accrued and unpaid interest thereon, respectively. The Company may, at its option, on not more than 60 days and not less than 40 days prior notice and subject to any required regulatory approvals, unless an event of default has occurred and is continuing, elect to satisfy its obligation to repay, in whole or in part, the principal amount of the Canadian Debt Securities which are to be redeemed or which have matured by issuing and delivering freely tradeable common shares to the holders of the Canadian Debt Securities. The number of common shares to be issued will be determined by dividing the principal amount of the Canadian Debt Securities which are to be redeemed or have matured by a specified percentage of the current market price of the common shares on the Redemption Date or maturity date, as the case may be.

        No fractional common shares will be issued to holders of Canadian Debt Securities, but in lieu thereof, the Company shall satisfy such fractional interest by a cash payment equal to the current market price of such fractional interest.

        The delivery of common shares to satisfy the Company's obligations under the Canadian Debt Securities may require regulatory approval, including filing a prospectus qualifying the distribution of such common shares or obtaining an exemptive relief order from the relevant Canadian securities regulators in the event that an exemption from the prospectus and registration requirements of applicable Canadian securities laws is not available at the time of the delivery of common shares. In addition, any issuance of common shares to satisfy the Company's obligations under the Canadian Debt Securities will be subject to the approval of the TSX and the NYSE (and any other exchange on which the common shares are listed at the relevant time).

Cancellation

        All Canadian Debt Securities converted, redeemed or purchased will be cancelled and may not be reissued or resold.

Subordination

        The payment of the principal of, and interest on, the Canadian Debt Securities will be subordinated in right of payment, in the circumstances referred to below and more particularly as set forth in the Canadian indenture, to the prior payment in full of all existing and future Senior Indebtedness of the Company, including our revolving credit facility, the convertible debentures of the Company issued on October 11, 2006 and our senior notes issued on November 4, 2011. "Senior Indebtedness" of the Company is defined in the Canadian indenture and includes: (a) indebtedness of the Company for borrowed money; (b) obligations of the Company evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of the Company arising pursuant or in relation to bankers' acceptances, letters of credit and letters of guarantee (including payment and reimbursement obligations in respect thereof) or indemnities issued in connection therewith; (d) obligations of the Company under any swap, hedging or other similar contracts or arrangements; (e) obligations of the Company under guarantees, indemnities, assurances, legally binding comfort letters or other contingent obligations relating to the Senior Indebtedness or other obligations of any other person which would otherwise constitute Senior Indebtedness within the meaning of this definition, including the guarantee of the Company's revolving credit facility; (f) all indebtedness of the Company representing the deferred purchase price of any property including, without limitation, purchase money mortgages; (g) accounts payable to trade creditors; (h) all renewals, extensions and refinancing of any of the foregoing; and (i) all costs and expenses incurred by or on behalf of the holder of any Senior Indebtedness in enforcing payment or collection of any such Senior Indebtedness, including enforcing any security interest securing the same. The Canadian Debt Securities will be effectively structurally subordinate to claims of creditors (including trade creditors) of the Company's subsidiaries, including Atlantic Power Holdings, Inc. ("Holdings"). As of August 6, 2012, we had an aggregate amount of $524.7 million of Senior Indebtedness outstanding.

        The 6.25% convertible debentures we issued on December 17, 2009, the 5.60% convertible debentures we issued on October 20, 2010, the 5.75% convertible debentures we issued on July 5, 2012 and any Canadian Debt Securities issued under the Canadian indenture or under any supplemental indenture will rank pari passu with each other (regardless of their actual date or terms of issue).

        The Canadian indenture provides that in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation or reorganization or other similar proceedings relating to the Company, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Company, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of the Company, then holders of Senior Indebtedness will receive payment in full before the holders of Canadian Debt Securities will be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in any such event in respect of any of the Canadian Debt Securities or any unpaid interest accrued thereon.

        The Canadian indenture also provides that the Company will not make any payment, and the holders of the Canadian Debt Securities will not be entitled to demand, institute proceedings for the collection of, or receive any payment or benefit (including, without any limitation, by set-off, combination of accounts or otherwise in any manner whatsoever) on account of indebtedness represented by the Canadian Debt Securities at any time when a default or an event of default has occurred with respect to any Senior Indebtedness permitting a senior creditor to demand payment or accelerate the maturity thereof and the notice of such default or event of default has been given by or on behalf of holders of Senior Indebtedness to the Company or the Company otherwise has knowledge thereof, unless such notice has been revoked, such default or event of default has been cured or the Senior Indebtedness has been repaid or satisfied in full as defined in the Canadian indenture.

        The Debenture Trustee and the Company will also be authorized (and obligated upon any request from certain holders of Senior Indebtedness) under the Canadian indenture to enter into subordination agreements on behalf of the holders of Canadian Debt Securities with any holder of Senior Indebtedness.

Repurchase upon a Change of Control

        Upon the occurrence of a change of control of the Company, the holders of the Canadian Debt Securities will have the right to require the Company to repurchase their Canadian Debt Securities, in whole or in part at a price equal to 100% of the principal amount thereof (the "Offer Price") plus accrued and unpaid interest thereon. A change of control will be deemed to occur upon: (i) an acquisition by a person or group of persons acting jointly or in concert (within the meaning of the Securities Act (Ontario)) of ownership of, or voting control or direction over, 50% or more of the common shares; or (ii) the sale or other transfer of all or substantially all of the consolidated assets of the Company.

        A change of control will not include a sale, merger, reorganization, or other similar transaction if the previous holders of the common shares hold at least 50% of the voting control in such merged, reorganized or other continuing entity.

        If 90% or more of the aggregate principal amount of the Canadian Debt Securities outstanding on the date of the giving of notice of the change of control have been tendered for purchase following a change of control, the Company will have the right to redeem all the remaining Canadian Debt Securities on the purchase date, together with accrued and unpaid interest to such date. Notice of such redemption must be given to the Debenture Trustee by the Company within 10 days following expiry of the right to require repurchase after the change of control and, as soon as possible thereafter, by the Debenture Trustee to the holders of the Canadian Debt Securities not tendered for purchase.

        The Canadian indenture contains notification provisions to the effect that:

          (a)   the Company will promptly give written notice to the Debenture Trustee of the occurrence of a change of control and the Debenture Trustee will thereafter give to the holders of Canadian Debt Securities a notice of the change of control, the right of the holders of Canadian Debt Securities to require repurchase and the right of the Company to redeem untendered Canadian Debt Securities under certain circumstances; and

          (b)   a holder of Canadian Debt Securities, to exercise the right to require repurchase following the change of control, must deliver to the Debenture Trustee, not less than five business days prior to the date which is 30 days after the date the Debenture Trustee delivers notice of the change of control to the holders of Canadian Debt Securities, written notice of the holder's exercise of the right to require repurchase, together with a duly endorsed form of transfer.

        The Company will comply with the requirements of Canadian securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the Canadian Debt Securities in the event of a change of control.

Cash Change of Control

        In addition to the requirement for the Company to repurchase Canadian Debt Securities following a change of control, if a change of control occurs in which 10% or more of the consideration for the common shares in the transaction or transactions constituting a change of control consists of:

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  cash, other than cash payments for fractional common shares and cash payments made in respect of dissenter's appraisal rights;

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  equity securities that are not traded or intended to be traded immediately following such transactions on a stock exchange; or

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  other property that is not traded or intended to be traded immediately following such transactions on a stock exchange,

then subject to regulatory approvals, during the period beginning ten trading days before the anticipated date on which the change of control becomes effective and ending 30 days after the notice of change of control and offer to repurchase Canadian Debt Securities is delivered, holders of Canadian Debt Securities will be entitled to convert their Canadian Debt Securities, subject to certain limitations, and receive, in addition to the number of common shares they would otherwise be entitled to receive as set forth under "Description of Canadian Debt Securities—Conversion privilege" above, an additional number of common shares per $1,000 principal amount of Canadian Debt Securities (the "Make Whole Premium Shares") to be specified in the applicable supplemental indenture. Any such additional conversion entitlement shall be subject to the change of control transaction having been completed. The Make Whole Premium Shares and the determination thereof will be adjusted in a similar manner as the conversion rate set forth above under "Description of Canadian Debt Securities—Conversion Privilege".

        The delivery of common shares to satisfy the Company's obligations under the Canadian Debt Securities may require regulatory approval, including filing a prospectus qualifying the distribution of such common shares or obtaining an exemptive relief order from the relevant Canadian securities regulators in the event that an exemption from the prospectus and registration requirements of applicable Canadian securities laws is not available at the time of the delivery of common shares. In addition, any issuance of common shares to satisfy the Company's obligations under the Canadian Debt Securities will be subject to the approval of the TSX and the NYSE (and any other exchange on which the common shares are listed at the relevant time).

Modification

        The rights of the Canadian Debt Security holders that have been or may be issued under the Canadian indenture or any supplemental indenture may be modified in accordance with the terms of the Canadian indenture. For that purpose, among others, the Canadian indenture contains certain provisions which make binding on all Canadian Debt Security holders resolutions passed at meetings of the Canadian Debt Security holders by votes cast thereat by holders of not less than 66 2/3 of the principal amount of the then outstanding Canadian Debt Securities present at the meeting or represented by proxy, or rendered by instruments in writing signed by the holders of not less than 66 2/3% of the principal amount of the then outstanding Canadian Debt Securities. In certain cases, the modification will, instead or in addition, require assent by the holders of the required percentage of each particularly affected series of debentures, as the case may be. Under the Canadian indenture, certain amendments may be made to the Canadian indenture without the consent of the Canadian Debt Security holders.

Events of Default

        The Canadian indenture provides that an event of default ("Event of Default") in respect of the Canadian Debt Securities will occur if certain events described in the Canadian indenture occur, including if any one or more of the following described events has occurred and is continuing with respect to the Canadian Debt Securities: (i) failure for 15 days to pay interest on the Canadian Debt Securities when due; (ii) failure to pay principal or premium, if any, on the Canadian Debt Securities, whether at maturity, upon redemption, by declaration or otherwise; or (iii) certain events of bankruptcy, insolvency or reorganization of the Company under bankruptcy or insolvency laws. If an Event of Default has occurred and is continuing, the Debenture Trustee may, in its discretion, and shall, upon the request of holders of not less than 25% in principal amount of the then outstanding Canadian Debt Securities, declare the principal of (and premium, if any) and interest on all outstanding Canadian Debt Securities to be immediately due and payable.

Offers for Canadian Debt Securities

        The Canadian indenture contains provisions to the effect that if an offer is made for the Canadian Debt Securities which is a take-over bid for Canadian Debt Securities within the meaning of the Securities Act (Ontario) and not less than 90% of the Canadian Debt Securities (other than Canadian Debt Securities held at the date of the take-over bid by or on behalf of the offeror or associates or affiliates of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Canadian Debt Securities held by Canadian Debt Security holders who did not accept the offer on the terms offered by the offeror.

Book Entry, Delivery and Form

        Canadian Debt Securities will be issued in the form of fully registered global Canadian Debt Securities (the "Global Debentures") held by, or on behalf of, CDS or its successor (the "Depository"), as custodian for its participants.

        All Canadian Debt Securities will be represented in the form of Global Debentures registered in the name of the Depository or its nominee. Purchasers of Canadian Debt Securities represented by Global Debentures will not receive Canadian Debt Securities in definitive form. Rather, the Canadian Debt Securities will be represented only in "book-entry only" form (unless the Company, in its sole discretion, elects to prepare and deliver definitive Canadian Debt Securities in fully registered form). Beneficial interests in the Global Debentures, constituting ownership of the Canadian Debt Securities, will be represented through book-entry accounts of institutions (including the underwriters) acting on behalf of beneficial owners, as direct and indirect participants of the Depository (the "participants"). Each purchaser of a Canadian Debt Security represented by a Global Debenture will receive a customer confirmation of purchase from the underwriters or registered dealer from whom the Canadian Debt Security is purchased in accordance with the practices and procedures of the selling underwriters or registered dealer. The practices of registered dealers may vary, but generally customer confirmations are issued promptly after execution of a customer order. The Depository will be responsible for establishing and maintaining book-entry accounts for its participants having interests in Global Debentures.

        If the Depository notifies the Company that it is unwilling or unable to continue as depository in connection with the Global Debentures, or if at any time the Depository ceases to be a clearing agency or otherwise ceases to be eligible to be a depository and the Company and the Debenture Trustee are unable to locate a qualified successor, or if the Company elects, in its sole discretion, to terminate the book-entry system, with the consent of the Debenture Trustee, or if under certain circumstances described in the Canadian indenture, an Event of Default has occurred, beneficial owners of Canadian Debt Securities represented by Global Debentures at such time will receive Canadian Debt Securities in registered and definitive form (the "Definitive Debentures").

Transfer and Exchange of Canadian Debt Securities

        Transfers of beneficial ownership in Canadian Debt Securities represented by Global Debentures will be effected through records maintained by the Depository for such Global Debentures or its nominees (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). Unless the Company elects, in its sole discretion, to prepare and deliver Definitive Debentures, beneficial owners who are not participants in the Depository's book-entry system, but who desire to purchase, sell or otherwise transfer ownership of or other interests in Global Debentures, may do so only through participants in the Depository's book-entry system.

        The ability of a beneficial owner of an interest in a Canadian Debt Security represented by a Global Debenture to pledge the Canadian Debt Security or otherwise take action with respect to such owner's interest in a Canadian Debt Security represented by a Global Debenture (other than through a participant) may be limited due to the lack of a physical certificate.

        Registered holders of Definitive Debentures may transfer such Canadian Debt Securities upon payment of taxes or other charges incidental thereto, if any, by executing and delivering a form of transfer together with the Canadian Debt Securities to the registrar for the Canadian Debt Securities at its principal offices in Toronto, Ontario or such other city or cities as may from time to time be designated by the Company, whereupon new Canadian Debt Securities will be issued in authorized denominations in the same aggregate principal amount as the Canadian Debt Securities so transferred, registered in the names of the transferees. No transfer of a Canadian Debt Security will be registered on any interest payment date or during the five business days preceding an interest payment date on the Canadian Debt Securities or on any Redemption Date or during the five business days preceding the Redemption Date.

Payments

        Payments of interest and principal on each Global Debenture will be made to the Depository or its nominee, as the case may be, as the registered holder of the Global Debenture. As long as the Depository or its nominee is the registered owner of a Global Debenture, such Depository or its nominee, as the case may be, will be considered the sole legal owner of the Global Debenture for the purposes of receiving payments of interest and principal on the Canadian Debt Securities and for all other purposes under the Canadian indenture and the Canadian Debt Securities. The record date for the payment of interest will be the fifth business day prior to the applicable interest payment date. Interest payments on Global Debentures will be made by electronic funds transfer or by cheque on the day interest is payable and delivered to the Depository or its nominee, as the case may be.

        The Company understands that the Depository or its nominee, upon receipt of any payment of interest or principal in respect of a Global Debenture, will credit participants' accounts, on the date interest or principal is payable, with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Debenture as shown on the records of the Depository or its nominee. The Company also understands that payments of interest and principal by participants to the owners of beneficial interests in such Global Debenture held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants. The responsibility and liability of the Company in respect of payments on Debentures represented by the Global Debenture is limited solely and exclusively, while the Canadian Debt Securities are registered in Global Debenture form, to making payment of any interest and principal due on such Canadian Debt Securities to the Depository or its nominee.

        If Definitive Debentures are issued instead of or in place of Global Debentures, payments of interest on each Definitive Debenture will be made by electronic funds transfer, if agreed to by the holder of the Definitive Debenture, or by cheque dated the interest payment date and mailed to the address of the holder appearing in the register maintained by the registrar for the Canadian Debt Securities at least one business day prior to the applicable interest payment date. Payment of principal at maturity will be made at the principal office of the paying agent in the City of Toronto (or in such other city or cities as may from time to time be designated by the Company) against surrender of the Definitive Debentures, if any.

Reports to Holders

        The Company shall file with the Debenture Trustee copies of the Company's annual report and other documents that the Company is required to deliver to shareholders under applicable securities legislation.

Governing Law

        Each of the Canadian indenture, any supplemental indenture and the Canadian Debt Securities will be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein applicable to contracts executed and to be performed entirely in such Province.

Debt Securities Issued under the New York Indenture

        The following summary description sets forth some of the general terms and provisions of the New York indenture. Because this is a summary description, it does not contain all of the information that may be important to you and is qualified in its entirety by reference to the New York indenture, any supplement to the New York indenture under which debt securities are issued ("US Debt Securities") and the form of any such US Debt Securities as filed with securities regulators in Canada and the United States.

General

        We may sell the US Debt Securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional US Debt Securities of a particular series without the consent of the holders of such series outstanding at the time of issuance. Any such additional US Debt Securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the New York indenture. In addition, we will describe in the applicable prospectus supplement, material United States ("U.S.") federal tax considerations and any other special considerations for any US Debt Securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Any taxes withheld or deducted from payments in respect of the US Debt Securities and paid to the relevant tax authority shall be deemed to have been paid to the applicable holder. Unless we inform you otherwise in the applicable prospectus supplement, the US Debt Securities will not be listed on any securities exchange.

        We expect most US Debt Securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the New York indenture and in the applicable prospectus supplement, US Debt Securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        Unless we inform you otherwise in the applicable prospectus supplement, the US Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual US Debt Securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any US Debt Securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Events of Default

        Under the terms of the New York indenture, each of the following constitutes an event of default for a series of US Debt Securities unless it is either inapplicable to a particular series or it is specifically deleted or modified:

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  default for 30 days in the payment of any interest when due;

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  default in the payment of principal, or premium, if any, when due;

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  default for 30 days in the payment of any sinking fund installment, if any, when due;

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  default in the performance, or breach, of any covenant or agreement in the New York indenture for 90 days after written notice;

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  default in the payment of any principal of any of our indebtedness for money borrowed (other than any indebtedness owing to any of our subsidiaries) in a principal amount in excess of $50,000,000 (or the foreign currency equivalent at the time) at the stated final maturity thereof or the occurrence of any other default resulting in the acceleration prior to the stated maturity thereof, if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of the applicable series then outstanding, provided that the resulting event of default under the New York indenture with respect to such series will be deemed cured or waived, without any further action by us or any other person, if such other default is cured by us or waived by the holders of such indebtedness;

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  certain events of bankruptcy, insolvency or reorganization; and

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  any other event of default described in the applicable company order or supplemental indenture under which the series of US Debt Securities is issued.

        We are required to furnish the trustee annually with an officer's certificate as to our compliance with all conditions and covenants under the New York indenture. The New York indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of the principal of, premium, if any, or interest on the US Debt Securities, if it considers it in the interests of the holders of the US Debt Securities to do so.

Effect of an Event of Default

        If an event of default exists (other than an event of default in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in aggregate principal amount of a series of outstanding US Debt Securities may declare the principal amount, or, if the US Debt Securities are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of and all accrued but unpaid interest on all outstanding US Debt Securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the event of default may, without further act, be deemed to have been waived and such declaration may, without further act, be deemed to have been rescinded and annulled subject to conditions specified in the New York indenture.

        If an event of default in the case of certain events of bankruptcy, insolvency or reorganization exists, the principal amount of all US Debt Securities outstanding under the New York indenture shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt, become immediately due and payable.

        Subject to the provisions of the New York indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the New York indenture (other than the payment of any amounts on the US Debt Securities furnished to it pursuant to the New York indenture) at your (or any other person's) request, order or direction, unless you have (or such other person has) offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in aggregate principal amount of a series of outstanding US Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the US Debt Securities of that series.

Legal Proceedings and Enforcement of Right to Payment

        You will not have any right to institute any proceeding in connection with the New York indenture or for any remedy under the New York indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to US Debt Securities of that series. In addition, the holders of at least 25% in aggregate principal amount of a series of the outstanding US Debt Securities must have made written request, and offered reasonable security or indemnity, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding US Debt Securities of that series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on that debt security on or after the due dates expressed in the debt security and to institute a suit for the enforcement of that payment.

Modification and Waiver

Modification

        We and the trustee may modify and amend the New York indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding US Debt Securities of each series affected. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

  •
  extend the stated maturity of the principal of, or any installment of interest on, any outstanding debt security;

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  reduce the principal amount of or the interest on or any premium payable upon the redemption of any outstanding debt security;

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  change the currency in which the principal amount of and premium, if any, or interest on any outstanding debt security is denominated or payable;

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  reduce the principal amount of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

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  impair your right to institute suit for the enforcement of any payment on any outstanding debt security after the stated maturity or redemption date;

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  materially adversely affect the economic terms of any right to convert or exchange any outstanding debt security;

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  reduce the percentage of the holders of outstanding US Debt Securities necessary to modify or amend the New York indenture or to waive compliance with certain provisions of the New York indenture or certain defaults and consequences of such defaults; or

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  modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the US Debt Securities affected.

Waiver

        The holders of a majority in aggregate principal amount of the outstanding US Debt Securities of a series may, on behalf of the holders of all US Debt Securities of that series, waive compliance by us with certain restrictive covenants of the New York indenture.

        The holders of a majority in aggregate principal amount of the outstanding US Debt Securities of a series may, on behalf of the holders of all US Debt Securities of that series, generally waive any past default under the New York indenture and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or any interest on, any debt security of that series cannot be so waived.

Merger, Consolidation and Sale of Assets

        We will not consolidate with or merge into any other entity or sell other than for cash or lease all or substantially all our assets to another entity, or purchase all or substantially all the assets of another entity, and no entity may consolidate with or merge into us, unless:

  •
  we will be the continuing entity in any merger or consolidation or the successor, transferee or lessee entity (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations relating to the US Debt Securities;

  •
  immediately after such consolidation, merger, sale, lease or purchase, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default; and

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  other conditions described in the New York indenture are met.

        This covenant would not apply to a purchase by a subsidiary of all or substantially all of the assets of another entity.

Defeasance and Covenant Defeasance

        The New York indenture provides that we may discharge all of our obligations with respect to any series of the US Debt Securities at any time, and that we may also be released from our obligations under certain covenants and from certain other obligations, including obligations imposed by a company order or supplemental indenture with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called "defeasance" and under the second procedure is called "covenant defeasance."

        Defeasance or covenant defeasance may be effected only if:

  •
  we irrevocably deposit with the trustee money or U.S. government obligations or a combination thereof, as trust funds in an amount sufficient to pay and discharge each installment of principal of, premium, if any, and interest on, all outstanding US Debt Securities of that series;

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  no event of default under the New York indenture has occurred and is continuing on the date of such deposit, other than an event of default resulting from the borrowing of funds and the grant of any related liens to be applied to such deposit; and

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  we deliver to the trustee an opinion of counsel to the effect that (i) the holders of the US Debt Securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance and (ii) the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those holders' U.S. federal income tax treatment of principal and interest payments on the US Debt Securities of that series and, in the case of a defeasance, this opinion is accompanied by a ruling to that effect received from or published by the Internal Revenue Service.

Payment; Exchange; Transfer

        We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the US Debt Securities or transfer the US Debt Securities. Even though we will designate a place of payment, we may elect to pay any interest on the US Debt Securities by mailing a check to the person listed as the owner of the US Debt Securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. There will be no service charge for any registration of transfer or exchange of the US Debt Securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the US Debt Securities.

Governing Law

        The New York indenture and the US Debt Securities shall be construed in accordance with and governed by the laws of the State of New York.

Concerning the Trustee

        The trustee under the New York indenture will have all the duties and responsibilities of an indenture trustee specified in the TIA. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

        Under applicable Canadian law, a Canadian licensed trust company may be required to be appointed as co-trustee under the New York indenture or any supplement to the New York indenture under which US Debt Securities are issued in connection with the issuance of any such US Debt Securities offered for sale in Canada and in the United States pursuant to this prospectus and a prospectus supplement. In such circumstances, we may make an application to the appropriate Canadian regulatory authorities prior to such issuance for exemptions from this and other requirements of Canadian law applicable to the indentures. If such relief is not sought or obtained, the applicable legislative requirements will be complied with at the time of the applicable offering.

 Plan of Distribution

        We may sell securities to or through underwriters, and we may also sell securities directly to other purchasers or through dealers or agents. Unless otherwise indicated in a prospectus supplement or other offering materials, the obligations of any underwriters to purchase the securities will be subject to conditions precedent and these underwriters will be obligated to purchase all the securities if any are purchased.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The prospectus supplement or other offering materials will describe the method of distribution of the securities.

        In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriter, dealer or agent that will participate in the distribution of the securities will be identified, and any compensation it will receive will be described, in the prospectus supplement or other offering materials.

        Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make relating to these liabilities. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the prospectus supplement or other offering materials.

        If so indicated in a prospectus supplement or other offering materials, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

Legal Matters

        Unless otherwise indicated in the applicable prospectus supplement, certain legal matters as to US and New York law will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters as to Canadian law will be passed upon for us by Goodmans and Goodmans LLP. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

Experts

        The consolidated financial statements and financial statement schedule of Atlantic Power Corporation as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 appearing in Atlantic Power's Annual Report on Form 10-K for the year ended December 31, 2011, as amended (including the schedule appearing therein), have been so incorporated by reference herein in reliance upon the reports of the United States and Canadian firms of KPMG LLP, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

        The financial statements of Chambers Cogeneration Limited Partnership as of December 31, 2010 and for the year then ended incorporated in this registration statement by reference to Atlantic Power's Annual Report on Form 10-K for the year ended December 31, 2011, as amended, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Chambers Cogeneration Limited Partnership restatement of its financial statements as described in the Restatement of Previously Issued Financial Statements section of Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Capital Power Income L.P. as of December 31, 2010 and 2009 and for each of the years in the three year period ended December 31, 2010, incorporated by reference into this registration statement by reference to Atlantic Power's Current Report on Form 8-K/A filed with the SEC on December 20, 2011, have been so incorporated by reference herein in reliance on the report of the Canadian firm of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

Cdn$100,000,000 6.00% Series D Extendible Convertible
Unsecured Subordinated Debentures due 2019

PROSPECTUS SUPPLEMENT
DECEMBER 3, 2012

Book-Running Managers
TD Securities	BMO Capital Markets
Co-Managers
CIBC	RBC Capital Markets
NBF Securities (USA) Corp.	Scotiabank
Desjardins Securities Inc.	Macquarie Capital Markets Canada Ltd.